Exhibit 10.1

                                                                  EXECUTION COPY


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                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                                PITNEY BOWES INC.

                                       AND

                               JCC MANAGEMENT LLC

                                   DATED AS OF

                                  May 16, 2006

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I Definitions .........................................................2


ARTICLE II Sale, Purchase and Repurchase .....................................16

     SECTION 2.01. Agreement to Sell and to Purchase; Purchase Price .........16
     SECTION 2.02. Closing ...................................................17
     SECTION 2.03. Purchase Price Adjustment .................................18

ARTICLE III Representations and Warranties of the Seller .....................20

     SECTION 3.01. Organization and Standing .................................20
     SECTION 3.02. Ownership of Shares; Capitalization .......................21
     SECTION 3.03. Authorization; Enforceability .............................22
     SECTION 3.04. No Violation; Consents ....................................22
     SECTION 3.05. Financial Statements ......................................23
     SECTION 3.06. Material Adverse Change ...................................24
     SECTION 3.07. Assets ....................................................24
     SECTION 3.08. Intellectual Property .....................................25
     SECTION 3.09. Employee Benefit Plans ....................................26
     SECTION 3.10. Employees and Labor Relations .............................27
     SECTION 3.11. No Undisclosed Material Liabilities .......................27
     SECTION 3.12. Compliance with Laws ......................................28
     SECTION 3.13. Litigation ................................................28
     SECTION 3.14. Compliance with Constituent Documents .....................28
     SECTION 3.15. Environmental Matters .....................................28
     SECTION 3.16. Real Property .............................................28
     SECTION 3.17. Taxes .....................................................29
     SECTION 3.18. Financings ................................................29
     SECTION 3.19. Contracts .................................................30
     SECTION 3.20. Certain Business Practices ................................32
     SECTION 3.21. Insurance .................................................32
     SECTION 3.22. Licenses and Permits; Governmental Notices ................33
     SECTION 3.23. Affiliated Transactions ...................................33
     SECTION 3.24. Vote Required .............................................33
     SECTION 3.25. Representations and Warranties ............................33

ARTICLE IV Representations and Warranties of the Purchaser ...................34

     SECTION 4.01. Organization; Authorization; Enforceability ...............34
     SECTION 4.02. Purchaser as a Corporation and U.S. Citizen ...............35
     SECTION 4.03. Purchase for Investment ...................................35
     SECTION 4.04. No Violation; Consents ....................................35
     SECTION 4.05. Litigation ................................................36
     SECTION 4.06. Financing .................................................36
     SECTION 4.07. Antitrust .................................................36
     SECTION 4.08. Representations and Warranties ............................36


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                                TABLE OF CONTENTS

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ARTICLE V Covenants of the Seller ............................................36

     SECTION 5.01. Compliance with Conditions; Commercially
                          Reasonable Efforts .................................36
     SECTION 5.02. Access to Books and Records ...............................36
     SECTION 5.03. Consents and Approvals ....................................37
     SECTION 5.04. Intentionally Omitted .....................................37
     SECTION 5.05. No Solicitation of Other Offers ...........................37
     SECTION 5.06. Confidentiality; Information ..............................38
     SECTION 5.07. The Distribution Agreements ...............................39
     SECTION 5.08. Conduct of Business .......................................39
     SECTION 5.09. Monthly Management Reports; Delivery of
                          Financial Statements ...............................42
     SECTION 5.10. Scheduled Payments ........................................42
     SECTION 5.11. Taxes .....................................................42
     SECTION 5.12. Statute of Limitations ....................................44
     SECTION 5.13. Directors and Officers ....................................44
     SECTION 5.14. Closing Date Operations Expense Statement .................44
     SECTION 5.15. Assistance ................................................44

ARTICLE VI Covenants of the Purchaser ........................................45

     SECTION 6.01. Compliance with Conditions; Commercially
                          Reasonable Efforts .................................45
     SECTION 6.02. Consents and Approvals ....................................45
     SECTION 6.03. Confidentiality; Information ..............................46
     SECTION 6.04. Prohibition on Solicitation and Hiring ....................46
     SECTION 6.05. Financing Commitment Letter ...............................47

ARTICLE VII Conditions Precedent to Closing ..................................48

     SECTION 7.01. Conditions to the Seller's Obligations in
                          Respect of the Closing .............................48
     SECTION 7.02. Conditions to the Purchaser's Obligations in
                          Respect of the Closing .............................49

ARTICLE VIII Indemnification .................................................50

     SECTION 8.01. Indemnification by the Seller .............................50
     SECTION 8.02. Indemnification by Purchaser ..............................51
     SECTION 8.03. Claims Procedure ..........................................51
     SECTION 8.04. Third Party Claims ........................................52
     SECTION 8.05. Termination of Indemnification for Breaches
                          of Representations and Warranties ..................53
     SECTION 8.06. Limitations on Indemnity Obligations ......................53
     SECTION 8.07. Losses Net of Insurance, Etc ..............................53
     SECTION 8.08. Indirect Losses; Mitigation ...............................54
     SECTION 8.09. Other Limitations .........................................54
     SECTION 8.10. Sole Remedy/Waiver ........................................54


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                                TABLE OF CONTENTS

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ARTICLE IX        54

     SECTION 9.01. Tax Returns ...............................................54
     SECTION 9.02. Payment of Taxes ..........................................56
     SECTION 9.03. Audits and Contests .......................................56
     SECTION 9.04. Third Party Indemnities ...................................58
     SECTION 9.05. Cooperation ...............................................58
     SECTION 9.06. Retention of Records and Returns ..........................59
     SECTION 9.07. Indemnification for Taxes ................................599


ARTICLE X         60


Miscellaneous     60

     SECTION 10.01. Survival .................................................60
     SECTION 10.02. Notices ..................................................61
     SECTION 10.03. Termination ..............................................62
     SECTION 10.04. Governing Law ............................................64
     SECTION 10.05. Waiver Of Jury Trial .....................................64
     SECTION 10.06. Attorney Fees ............................................65
     SECTION 10.07. Entire Agreement .........................................65
     SECTION 10.08. Modifications and Amendments .............................65
     SECTION 10.09. Waivers and Extensions ...................................65
     SECTION 10.10. Exhibits and Schedules ...................................65
     SECTION 10.11. Expenses; Brokers ........................................65
     SECTION 10.12. Press Releases and Public Announcements ..................66
     SECTION 10.13. Assignment; No Third Party Beneficiaries .................66
     SECTION 10.14. Severability .............................................67
     SECTION 10.15. Counterparts .............................................67
     SECTION 10.16. Remedies; Specific Performance ...........................67
     SECTION 10.17. Transition Services Agreement ............................67


SCHEDULES
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Schedule 1.02          Specified Leases
Schedule 2.03(e)       Certain Transactions
Schedule 3.01(c)(i)    Capital Stock of Subsidiaries
Schedule 3.01(c)(ii)   Arrangements with Respect to Capital Stock
Schedule 3.01(c)(iii)  Ownership Interests of the Company in its Subsidiaries
Schedule 3.04          No Violation; Consents
Schedule 3.05(a)       Unaudited Financial Statements
Schedule 3.05(b)       Audited Financial Statements
Schedule 3.05(c)       Operation Expenses


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                                TABLE OF CONTENTS

                                                                            Page
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Schedule 3.06          Material Adverse Change
Schedule 3.07          Assets
Schedule 3.08(d)       Company Intellectual Property
Schedule 3.08(i)       Computer Software
Schedule 3.09(a)(i)    Employee Benefit Plans
Schedule 3.09(a)(ii)   Benefits to Retirees or Other Terminated Employees
Schedule 3.09(a)(iii)  No Violation of Certain Applicable Law
Schedule 3.09(a)(iv)   No Increase in Benefits or Payments
Schedule 3.09(a)(v)    No "Excess Parachute Payment"
Schedule 3.10          Employees and Labor Relations
Schedule 3.11          No Undisclosed Material Liabilities
Schedule 3.13          Litigation
Schedule 3.15          Environmental Matters
Schedule 3.16          Real Property
Schedule 3.17          Taxes
Schedule 3.18(a)       Financings
Schedule 3.18(b)       Financing Defaults
Schedule 3.18(g)       Bankruptcies
Schedule 3.19          Material Contracts
Schedule 3.22          Licenses and Permits; Governmental Notices
Schedule 5.02          Access to Books and Records
Schedule 5.03          Consents and Approvals
Schedule 6.05(b)       Acceptable Financial Institutions
Schedule 7.02(k)       Transaction Consents
Schedule 7.02(l)       Third Party Agreements

EXHIBITS
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Exhibit A      Employee Benefits Agreement
Exhibit B      Form of Intellectual Property Agreement
Exhibit C      Form of Separation and Distribution Agreement
Exhibit D      Form of Transition Services Agreement
Exhibit E      Form of Legal Opinion
Exhibit F      Financing Commitment Letter
Exhibit G      Acceptable Form of Commitment Letter

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


                            STOCK PURCHASE AGREEMENT

              This STOCK PURCHASE AGREEMENT (this "AGREEMENT"), dated as of May 16, 2006, is made by and between Pitney Bowes Inc., a Delaware corporation (the "SELLER"), being the sole stockholder of Pitney Bowes Credit Corporation, a Delaware corporation (the "COMPANY"), and JCC Management LLC, a Delaware limited liability company (the "PURCHASER"). The Company is a party to this Agreement solely for the purposes of Section 10.07 hereof. Unless otherwise expressly set forth in this Agreement, capitalized terms used herein shall have the meaning ascribed to such terms in Article I of this Agreement.

              WHEREAS, the Seller owns four hundred and sixty (460) shares (the "SHARES") of common stock of the Company, par value $0.001 per share (the "COMMON STOCK"), such Shares being all of the issued and outstanding shares of capital stock of the Company;

              WHEREAS, the Seller desires to sell, and the Purchaser desires to purchase, each of the Shares pursuant to the terms and subject to the conditions set forth in this Agreement;

              WHEREAS, it is the intention of the parties hereto that, upon consummation of the sale and purchase of the Shares pursuant to this Agreement, the Purchaser shall own one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company;

              WHEREAS, pursuant to the terms of this Agreement, the Seller and the Purchaser shall jointly complete and make a timely election under Section 338(h)(10) of the Code with respect to the Company and each of the eligible members of the Company Group (as defined below) on Form 8023 or in such other manner as may be required by rule or regulation of the IRS (as defined below) and shall jointly make an election in the manner required under any analogous provisions of state or local law with respect to the Company and each of the eligible members of the Company Group;

              WHEREAS, contemporaneously herewith, the Company, the Seller and the Purchaser are entering into an Employee Benefits Agreement, a copy of which is attached hereto as EXHIBIT A (the "EMPLOYEE BENEFITS AGREEMENT");

              WHEREAS, as a condition to the consummation of the Transactions (as defined below) contemplated hereby, the Seller and the Company will enter into the Distribution Agreements (as defined below);

              WHEREAS, as a condition to the consummation of the Transactions and in accordance with the Separation and Distribution Agreement (as defined below) and subject to the terms and conditions thereof, following the date hereof, the Seller and its Subsidiaries (as defined below) will engage in an internal restructuring to effectuate the PBGFS Contribution (as defined below), the Company Contribution (as defined below) and the PBGFS Distribution (as defined below) as more fully described in Schedules 2.2(a)(i), 2.2(a)(iii) and 2.6(a)(iv) and Article III of the Separation and Distribution Agreement and the PBG Restructuring (as defined in Section 9.07(c) below) (the transactions contemplated by this recital, the "INTERNAL RESTRUCTURING");

              WHEREAS, as a condition to the consummation of the Transactions and in accordance with the Separation and Distribution Agreement and subject to the terms and conditions thereof, following the date hereof and after the consummation of the Internal Restructuring, the Company will contribute to Pitney Bowes Global Financial Services LLC (f/k/a PB Mailing Financial Services Inc.), a Delaware limited liability company, and as of the date hereof a Subsidiary of the Company ("PBGFS"), certain of its assets and transfer certain of its liabilities, including, the Company's outstanding Indebtedness with respect to the Indentures (as defined below) (collectively, the "PBGFS CONTRIBUTION");

              WHEREAS, as a condition to the consummation of the Transactions and in accordance with the Separation and Distribution Agreement and subject to the terms and conditions thereof, after the PBGFS Contribution and prior to the PBGFS Distribution, the Seller will contribute to the Company certain of its assets and transfer certain of its liabilities and the Seller will assume or otherwise retire, cancel or forgive certain outstanding intercompany Indebtedness of the Company and the Company will satisfy the remaining outstanding intercompany Indebtedness that was not assumed or otherwise retired, cancelled or forgiven by the Seller (collectively, the "COMPANY CONTRIBUTION"); and

              WHEREAS, as a condition to the consummation of the Transactions and in accordance with the Separation and Distribution Agreement and subject to the terms and conditions thereof, after the Company Contribution and immediately prior to the Closing, the Company will distribute all of the membership interests of PBGFS held by the Company to the Seller (the "PBGFS DISTRIBUTION").

              NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

              (a) As used in this Agreement, the following terms shall have the following meanings:

              "ACQUISITION PROPOSAL" means (a) any inquiry, proposal or offer (whether or not in writing) from any Person or group directly or indirectly to acquire or purchase, in a single transaction or series of transactions, by stock acquisition, asset acquisition, merger, consolidation, liquidation, dissolution, business combination, recapitalization or similar transaction (i) at least 10% or more of the consolidated assets of the Company and its Subsidiaries (after taking into effect the PBGFS Contribution, the Company Contribution and the PBGFS Distribution), (ii) at least 10% or more of any class of equity or debt securities of the Company (after taking into effect the PBGFS Contribution, the Company Contribution and the PBGFS Distribution) or (iii) at least 10% or more of any class of equity or debt securities of one or more of the Company's Subsidiaries (after taking into effect the PBGFS Contribution, the Company Contribution and the PBGFS Distribution) which in the aggregate constitute 10% or more of the net revenues, net income or assets (including equity securities) of the Company and its Subsidiaries (after taking into effect the PBGFS Contribution, the Company Contribution and the PBGFS Distribution) or (b) any public announcement by or on behalf of the Company or any of its Affiliates of a proposal, plan or intention to engage in any of the foregoing or enter into any

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agreement  with  respect  to  the  foregoing,   in  each  case  other  than  the
Transactions or the Internal Restructuring.

              "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For the purposes of this definition and the "Company Group" definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, whether or not through one or more intermediaries, by Contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

              "APPLICABLE LAW" means any United States Federal, state, local or foreign law, statute, rule, regulation, order, writ, injunction, judgment, decree or Permit of any Governmental Authority.

              "BIG FOUR PUBLIC ACCOUNTING FIRMS" means each of Deloitte & Touche LLP, Ernst & Young LLP, KPMG LLP, and PricewaterhouseCoopers LLP.

              "BOARD OF DIRECTORS" means, with respect to any Person, its board of directors or similar governing body.

              "BUSINESS" means the business and operations of providing Large Ticket Financing and syndication for a wide variety of real property and personal property as of the Closing Date, but in any event not the PBGFS Business or the Seller Business.

              "BUSINESS DAY" means any day other than a Saturday, a Sunday, or a day when banks in the City of New York are required or authorized by Applicable Law to be closed.

              "CAPITAL STOCK" means (a) with respect to any Person that is a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock and (b) with respect to any other Person, any and all partnership or other equity interests of such Person.

              "CERBERUS" means Cerberus Capital Management, L.P., a Delaware limited partnership.

              "CLOSING DATE BALANCE SHEET" means the unaudited combined pro forma balance sheet of Pitney Bowes Capital Services (after taking into effect the Internal Restructuring, the PBGFS Contribution, the Company Contribution and the PBGFS Distribution) as of the Closing Date prepared in accordance with the same accounting policies, principles, practices and methods used in preparing the Unaudited Balance Sheet as reflected in the notes thereto and the Company Audited Financial Statements.

              "CLOSING DATE NET WORKING CAPITAL" of Pitney Bowes Capital Services shall mean the following from the Closing Date Balance Sheet: the difference between Current Assets LESS Current Liabilities.

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              "CLOSING DATE WORKING CAPITAL  SHORTFALL" shall mean the amount by which the Company's Closing Date Net Working Capital is negative.

              "CLOSING DATE WORKING CAPITAL SURPLUS" shall mean the amount by which the Company's Closing Date Net Working Capital is positive.

              "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

              "CODE" means the Internal Revenue Code of 1986, as amended.

              "COMBINED TAX RETURN" means a consolidated, combined or unitary Income Tax Return that actually includes, by election or otherwise, one or more members of the Pitney Bowes Group and one or more members of the Company Group.

              "COMPANY 2006 FIRST QUARTER FINANCIAL STATEMENTS" means the unaudited pro forma balance sheet of Pitney Bowes Capital Services as of March 31, 2006 and the unaudited pro forma statement of operations and cash flows of Pitney Bowes Capital Services for the three (3) month period ended March 31, 2006 (in each case after taking into effect the Internal Restructuring, the PBGFS Contribution, the Company Contribution and the PBGFS Contribution) and related footnotes thereof prepared in accordance with GAAP (except as disclosed in footnote 1 thereto) on a basis consistent with the Unaudited Financial Statements.

              "COMPANY 2005 AUDITED FINANCIAL STATEMENTS" means the audited combined balance sheet of Pitney Bowes Capital Services as of December 31, 2005 and combined statements of income, changes in invested equity and cash flows of Pitney Bowes Capital Services (in each case after taking into effect the Internal Restructuring, the PBGFS Contribution, the Company Contribution and the PBGFS Distribution) for the year ended, December 31, 2005 and all related footnotes thereof prepared in accordance with GAAP (except as disclosed in footnote 1 thereto) on a basis consistent with the Unaudited Financial Statements.

              "COMPANY AUDITED FINANCIAL STATEMENTS" means the audited combined balance sheet of Pitney Bowes Capital Services as of December 31, 2005, 2004 and 2003 and combined statements of income, changes in invested equity and cash flows of Pitney Bowes Capital Services (in each case after taking into effect the Internal Restructuring, the PBGFS Contribution, the Company Contribution and the PBGFS Distribution) for the years ended, December 31, 2005, 2004 and 2003 and all related footnotes thereof prepared in accordance with GAAP (except as disclosed in footnote 1 thereto) on a basis consistent with the Unaudited Financial Statements.

              "COMPANY GROUP" means the Company, each Subsidiary of the Company and each other Person that is or will be controlled directly or indirectly by the Company immediately after the Closing; for the avoidance of doubt, it shall not include PBGFS.

              "CONFIDENTIALITY AGREEMENT" means the Confidentiality Agreement, dated September 27, 2004, by and between J.P. Morgan Securities Inc., as agent for Seller, and Cerberus, as amended from time to time.

              "CONTRACT" means with respect to any specified Person, any written contract, Lease, license, loan agreement, mortgage, security agreement, trust indenture, note, bond, or other commitment, agreement, Financing Document or instrument to which such Person is legally bound or under which such Person is legally obligated.

              "CURRENT ASSETS" means the lesser of (i) Non-Cash Current Assets and (ii) ten percent (10%) of Current Liabilities.

              "NON-CASH CURRENT ASSETS" means the amount of non-cash current assets of Pitney Bowes Capital Services (after giving effect to the exclusion of current assets of PBG Holdings) equal to the sum of (i) reimbursable expenses,
(ii) prepaid expenses, (iii) prepaid rent and (iv) other current assets, but excluding leases, loans and other rents receivables.

              "CURRENT LIABILITIES" means the amount of current liabilities of Pitney Bowes Capital Services (after giving effect to the exclusion of current liabilities of PBG Holdings), equal to the sum of (i) accounts payable and accrued liabilities, (ii) customer advances and deposits, (iii) commissions/retention payable and (iv) other current liabilities, but excluding deferred Taxes, Tax liabilities and the current portion of non-recourse Indebtedness.

              "DISTRIBUTION AGREEMENTS" means the Separation and Distribution Agreement, the Employee Benefits Agreement, the Intellectual Property Agreement, the Transition Services Agreement and any other documents, agreements or instruments to be entered into in connection with the Transactions, the Internal Restructuring, the PBGFS Contribution, the Company Contribution and the PBGFS Distribution, and the exhibits, schedules and annexes thereto.

              "EMPLOYEE BENEFIT PLAN" means any "employee benefit plan" as defined in Section 3(3) of ERISA and any other employee benefit plan or agreement, including but not limited to, any bonus, deferred compensation, profit-sharing, pension, severance, stay-bonus, retention, change in control, or stock option plan or agreement, (a) that is currently maintained, sponsored, contributed to, or required to be contributed to by the Company or any of its Subsidiaries with respect to any employees or former employees of the Company or any of its Subsidiaries or (b) with respect to which the Company or any of its Subsidiaries may otherwise have any liability, including but not limited, to a plan subject to Title IV of ERISA or Section 412 of the Code to which an ERISA Affiliate currently contributes.

              "ENVIRONMENTAL CLAIMS" refers to any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, notice of violation, judicial or administrative proceeding, judgment, letter or other communication from any governmental agency, department, bureau, office or other authority, or any third party involving violations of Environmental Laws or Releases (a) from any assets, properties or businesses of the Company or any predecessor in interest or (b) from or onto any facilities which received Hazardous Substances generated by the Company, its Subsidiaries or any predecessor in interest.

              "ENVIRONMENTAL LAW" means any applicable federal, state, local, common or foreign law, statute, ordinance, rule, regulation, code, license, Permit, authorization, approval, consent, judgment, decree, injunction, requirement or enforceable agreement with any governmental entity relating to
(a) the protection, preservation or restoration of the environment

(including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (b) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Substances, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 ET SEQ., as amended; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 ET SEQ., as amended; the Clean Air Act, 42 U.S.C. 7401 ET SEQ., as amended; the Clean Water Act, 33 U.S.C. 1251 ET SEQ., as amended; the Occupational Safety and Health Act, 29 U.S.C. 655 ET SEQ., in each case as amended.

              "EQUITY COMMITMENT LETTER" means the Equity Commitment Letter, dated as of the date hereof, by and between the Purchaser (or its permitted assigns in accordance with Section 10.13) and Cerberus.

              "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

              "ERISA AFFILIATE" means any trade or business (whether or not incorporated) that is part of the same controlled group, or under common control with, or part of an affiliated service group that includes the Company, within the meaning of Code Section 414(b) or (c) and with respect to an Employee Benefit Plan subject to Code Section 412 or Title IV of ERISA, within the meaning of Code Section 414(b), (c), (m) or (o).

              "ESTIMATED CLOSING DATE NET WORKING CAPITAL" of Pitney Bowes Capital Services shall mean the following from the Estimated Closing Date Balance Sheet: the difference between Current Assets LESS Current Liabilities.

              "ESTIMATED TAX RETURN" means any Tax Return filed with estimated Tax payments due on or before the Closing Date.

              "ESTIMATED WORKING CAPITAL SHORTFALL" shall mean the amount by which the Company's Estimated Closing Date Net Working Capital is negative.

              "ESTIMATED WORKING CAPITAL SURPLUS" shall mean the amount by which the Company's Estimated Closing Date Net Working Capital is positive.

              "FINANCING" means a transaction, which the Company, any Affiliate of the Company or the PBG Partnership has entered into on behalf of the Business whereunder such Person has extended credit to or is otherwise owed Indebtedness from another party, including a loan, lease or conditional sale, in each case, where the obligation of the other party is secured by, or such transaction otherwise involves the financing of, Real Property or personal property; for the avoidance of doubt, a Financing shall include any sale-leaseback of Real Property but not include a PBGFS Financing.

              "FINANCING COMMITMENT LETTER" means that certain commitment letter, dated May 16, 2006, addressed to the Purchaser from the lenders party thereto or such other reputable financial institution(s) reasonably acceptable to the Purchaser, a copy of which is attached hereto as EXHIBIT F.

              "FINANCING DOCUMENTS" means, with respect to each Financing, each lease, loan or conditional sale agreement, credit and sale agreement, tax indemnity agreement, security agreement, promissory note, pledge agreement, mortgage, guarantee, or other similar agreement, and including any amendment, modification or extension thereof and all material agreements entered into pursuant thereto or in connection therewith.

              "FINANCING FILE" means, as to each Financing: (a) the fully executed copies of the Financing Documents; (b) the original title document for the related leased property or a duplicate certified by the appropriate Governmental Authority that issued the original thereof or the application for such title document; (c) documents evidencing or relating to liability, casualty or insurance policies; (d) documents evidencing any vendor recourse; (e) the credit application of each Obligor; (f) the fully executed acceptance certificates with respect to property covered by the applicable large ticket financing; and (g) all material correspondence and other documents relating to any breach or default by the Obligor under such Financing.

              "GAAP"  means  United   States   generally   accepted   accounting
principles, consistently applied.

              "GOVERNMENTAL AUTHORITY" means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the
United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

              "GOVERNMENTAL ORDER" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

              "HAZARDOUS SUBSTANCE" means, without regard to amount and/or concentration (a) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substances, extremely hazardous substance or chemical, hazardous waste, medical waste, biohazardous or infectious waste, special waste, or solid waste under Environmental Laws, (b) petroleum, petroleum-based or petroleum-derived products, (c) polychlorinated biphenyls, (d) any substance exhibiting a hazardous waste characteristic, including but not limited to corrosivity, ignitibility, toxicity or reactivity, as well as any radioactive or explosive materials and (e) any asbestos-containing materials in friable form.

              "HSR ACT" shall mean the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

              "INCOME TAX" means federal income tax and any other income or franchise tax imposed on or measured by net income.

              "INCOME  TAX  RETURN"  means any Tax  Return in  respect of Income
Taxes.

              "INDEBTEDNESS" means as to any Person, all indebtedness to any other Person for borrowed money, including capitalized lease obligations, synthetic lease obligations, sale leaseback obligations and other similar indebtedness obligations, whether secured or unsecured, and all such indebtedness of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed to purchase or otherwise acquire or in respect of which it has otherwise assured against loss.

              "INDENTURES" means collectively, the (a) Indenture, dated May 1, 1985, by and between the Company and Suntrust Bank (as successor trustee to Bankers Trust Company), with supplemental indentures, dated December 1, 1986, February 15, 1989, May 1, 1989 and February 4, 2005 and (b) Indenture, dated July 31, 1999, by and between the Company and Suntrust Bank, with a supplemental indenture, dated February 4, 2005.

              "INDUSTRY" means the equipment and Real Property Large Ticket Financing and syndication industry and any related industries.

              "INTELLECTUAL PROPERTY" means (a) all foreign and domestic patents (including all reissues, divisions, continuations, renewals and extensions thereof), patent applications and registrations, patent rights, trademarks, trademark applications and registrations, service marks, trade names, brand names, d/b/a's, domain names, logos, trade dress, other indicia of origin, copyrights, copyright registrations and applications, confidential information, trade secrets, proprietary technology, know-how, inventions, discoveries, and improvements, (b) all information and data, whether in printed or electronic form and whether contained in a database or otherwise, including customer lists (collectively, "DATA") and (c) all other forms of intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof.

              "INTELLECTUAL PROPERTY AGREEMENT" means the Intellectual Property Agreement by and between the Company and the Seller substantially in the form of EXHIBIT B attached hereto to be entered into in connection with the terms and subject to the conditions set forth in this Agreement.

              "IRS" means the Internal Revenue Service.

              "IT SYSTEMS" means electronic data processing, information, recordkeeping, communications, telecommunications, networking, account management, inventory management and other such applications, software, and hardware, equipment and services (including applications and software installed on hardware and equipment, and databases, firmware, and related documentation), and Internet websites and related content.

              "LARGE TICKET FINANCING" means a Financing similar to those in the portfolio listed or described on SCHEDULE 3.18(A) hereto.

              "LEASE" means any and all leases, subleases,  tenancies,  options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

              "LIEN" means any mortgage, pledge, deed of trust, lien, security interest, claim, restriction, charge or encumbrance of any kind.

              "LOSS" or "LOSSES" shall mean the actual damages, losses, liabilities, damages, obligations, deficiencies, penalties and fines sustained by an Indemnified Party with respect to a claim, or which it is required to pay or incur to a third party claimant by reason of a settlement or judgment in respect of a claim, suit, action, proceeding or investigation, and includes reasonable attorneys' fees, witness fees and other costs incurred or required to be paid by the indemnified party in the ordinary course of reasonably investigating, defending or resolving the claim.

              "MATERIAL ADVERSE EFFECT" means any change in or any effect on the Company (after taking into effect the PBGFS Contribution, the Company Contribution and the PBGFS Distribution) or the Business that is, individually or in the aggregate, materially adverse to the Company (after taking into effect the PBGFS Contribution, the Company Contribution and the PBGFS Distribution), or the assets (both tangible and intangible), liabilities, financial condition, or results of operations of the Company Group (excluding the assets (both tangible and intangible), liabilities and business to be contributed to PBGFS in connection with the PBGFS Contribution); PROVIDED, HOWEVER, that in no event shall any change or effect related to or resulting from the following, be considered a Material Adverse Effect: (a) changes generally applicable to companies in the Industry (including changes in interest rates or conditions in financial markets, on an international, national or regional basis or changes in the United States or global economy in general or any act of terrorism, war or natural disaster), as opposed to changes specifically applicable to the Business or changes that affect the Company in a disproportionate manner as compared to other companies of similar size and credit rating in the Industry; (b) any action or inaction by the Business' employees, vendors and non-Affiliate counterparties to the Financings and the Relevant Contracts, which relate to the Business, solely as a result of the execution of this Agreement or the Transactions or the announcement thereof; (c) change to the senior management of the Company or any other member of the Company Group, including the resignation or termination of officers and executives of the Company or any other member of the Company Group; (d) the Internal Restructuring; and (e) the audit of Seller' consolidated tax returns for 1995 and subsequent years.

              "OBLIGOR" means a Person (other than the Company or any of its Affiliates) who is obligated under a Financing.

              "OPERATION EXPENSES" means, with respect to any statement of operations, an amount equal to the sum of the amount set forth in the selling, general and administrative expenses line item of such statement of operations; PROVIDED, HOWEVER, such line item shall not reflect deferred Taxes or Tax liabilities or any expenses related to the Transactions or any predecessor transaction between the parties.

              "OUT-OF-POCKET EXPENSES" shall include, but not be limited to, reasonable attorney's fees, accountant fees and other related professional fees and disbursements.

              "PBGFS BUSINESS" means (a) the business and operations of providing lease financing of equipment manufactured or supplied by the Seller,
(b) all other business (other than the Business) conducted by PBGFS (after taking into effect the PBGFS Contribution), including small ticket financing and
(c) except as otherwise expressly provided herein, any terminated, divested or discontinued businesses or operations that at the time of termination, divestiture or discontinuation primarily related to the businesses and operations as described in subsection (a) above as then conducted, but in any event not the Business, the Seller Business and businesses and operations related to the Excluded PBGFS Assets (as such term is defined in the Separation and Distribution Agreement).

              "PBG PARTNERSHIP" means PBG Capital Partners L.L.C., a Delaware limited liability company.

              "PBG PARTNERSHIP 2005 AUDITED FINANCIAL STATEMENTS" means the audited statements of assets, liabilities and members' equity, revenue and expenses, changes in members' equity and cash flows of the PBG Partnership as of December 31, 2005 (after taking into effect the Internal Restructuring, the PBGFS Contribution, the Company Contribution and the PBGFS Distribution) for the year ended, December 31, 2005 and all related footnotes thereof prepared in accordance with GAAP.

              "PBG PARTNERSHIP AUDITED FINANCIAL STATEMENTS" means the audited statements of assets, liabilities and members' equity, revenue and expenses, changes in members' equity and cash flows of the PBG Partnership as of December 31, 2005, 2004 and 2003 (after taking into effect the Internal Restructuring, the PBGFS Contribution, the Company Contribution and the PBGFS Distribution) for the years ended, December 31, 2005, 2004 and 2003 and all related footnotes thereof prepared in accordance with GAAP.

              "PBGFS FINANCING" means a transaction (other than a Financing) which relates to the PBGFS Business and in which Seller or any Subsidiary of the Seller has extended credit to another party, including a loan, lease or conditional sale, in each case, where the obligation of the other party is secured by, or such transaction otherwise involves the financing of personal property.

              "PERMIT" means permits, licenses, franchises, variances, exemptions, orders, registrations, certificates (including certificates of occupancy), consents, approvals and other authorizations issued or granted by Governmental Authorities and any other right or authorization held by a specified Person granted or recognized by a Governmental Authority in any jurisdiction and required for the conduct of the Business.

              "PERMITTED LIENS" means (a) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business consistent with past practice, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice and Liens for Taxes that are not due and payable or that may thereafter be paid without penalty, (b) Liens that secure obligations that are reflected as liabilities in the Unaudited Financial Statements or the Company Audited Financial Statements, (c) Liens that are permitted under any Financing Document,
(d) Liens that that do not materially impair, and could not
reasonably be expected to materially impair, the continued use and operation of the assets that relate to the Financings, (e) other leases, subleases and similar agreements, imperfections of title or easements, covenants, rights-of-way and encumbrances, if any, that do not materially impair, and could not reasonably be expected to materially impair, the value of the ownership interest in (whether it be fee, leasehold or other), or the continued use and operation of the assets to which they relate in the conduct of the Business as presently conducted and (f) to the extent that the following do not materially impair, and could not reasonably be expected to materially impair, the value of the ownership interest in (whether it be fee, leasehold or other), or continued use and operation of, the assets to which they relate in the conduct of the Business as presently conducted (i) zoning, building and other similar legal restrictions, (ii) Liens that have been placed by any developer, landlord or other third party on property over which the Company or any of its Subsidiaries has easement rights or on any leased property and subordination or similar agreements relating thereto and (iii) unrecorded easements, covenants, rights of way and other similar restrictions.

              "PERMITTED TRANSFEREE" means, with respect to the Purchaser or any Permitted Transferee of the Purchaser, any Subsidiary of the Purchaser or any Affiliate of the Purchaser (but excluding any portfolio company of any member of the Purchaser's Group that does not engage in businesses similar to the Business); PROVIDED, HOWEVER, that each Permitted Transferee must agree in writing to be bound by the terms of this Agreement and the Equity Commitment Letter to the same extent, and in the same manner, as the Purchaser or the transferring Permitted Transferee prior to the transfer of any Shares to such Permitted Transferee; PROVIDED, FURTHER, HOWEVER, that the transfer of Shares to such Permitted Transferee is in compliance with all applicable securities laws.

              "PERSON" means any individual, partnership, corporation, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

              "PITNEY BOWES CONSOLIDATED GROUP" means the Seller and each direct and indirect corporate subsidiary, including a member of the Company Group, that is eligible to join with the Seller or a member of the Pitney Bowes Group in the filing of a consolidated federal income tax return.

              "PITNEY BOWES GROUP" means the Seller and each Person (other than any member of the Company Group) that is an affiliate of the Seller immediately after the Closing Date.

              "POST-CLOSING TAXES" means all Taxes incurred by, imposed on or asserted against any member of the Pitney Bowes Group or the Company Group for a Post-Closing Tax Period and shall include any Taxes (including Taxes related to a Straddle Period) incurred by any member of the Company Group as a result of any transaction undertaken by such member that is not specifically set forth in this Agreement or the Distribution Agreements that is outside of the ordinary course of business on the Closing Date after the Closing.

              "POST-CLOSING TAX PERIOD" means (i) any tax period beginning after the Closing Date and (ii) with respect to a Straddle Period, the portion of the Straddle Period that commences on the day immediately after the Closing Date.

              "PRE-CLOSING TAXES" means all Taxes incurred by, imposed on or asserted against any member of the Pitney Bowes Group or the Company Group for a Pre-Closing Tax Period but shall not include any Taxes (including Taxes related to a Straddle Period) incurred by any member or the Purchaser of the Company Group as a result of any transaction undertaken by such member that is not specifically set forth in this Agreement or the Distribution Agreements and that is outside of the ordinary course of business on the Closing Date after the Closing including, without limitation, the Purchaser making an election under
Section 338(g) of the Code with respect to any member of the Company Group.

              "PRE-CLOSING TAX PERIOD" means (i) any tax period ending on or before the Closing Date and (ii) with respect to a Straddle Period, the portion of the Straddle Period ending on and including the Closing Date.

              "PRE-CLOSING TAX RETURN" means any Tax Return that includes Taxes allocable to the Pre-Closing Tax Period but excluding any Tax Return related to a Straddle Period.

              "PREPAID TAXES" means all payments of Taxes made in respect of the Tax liability of the Company or any member of the Company Group (whether by reason of an estimated Tax payment or otherwise) on or prior to the Closing Date, including any refunds or credits attributable to a Pre-Closing Tax Period, applied to the Straddle Period.

              "PURCHASER'S GROUP" means, collectively, any Person that is an Affiliate of the Purchaser or Cerberus.

              "REAL PROPERTY" means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and Contract rights and other property and rights incidental to the ownership, lease or operation thereof.

              "RELEASE"  means  any  spilling,   leaking,   pumping,   emitting,
emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Substances (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Substances) into the environment.

              "RELEVANT CONTRACTS" means the following categories of Contracts that solely relate to the Business: (a) any Contract to purchase or otherwise acquire or sell or otherwise dispose of any interest in Real Property; (b) any Lease or similar agreement to which a non-affiliated party is the lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by the Company Group (at the time of the Closing); (c) any Contract relating to a partnership, joint venture, strategic alliance, exclusivity, consortium or other similar arrangement; (d) any Contract relating to Indebtedness; (e) any outstanding customer option relating to any Contract; and (f) any employment Contract.

              "REPRESENTATIVES" means, collectively, with respect to any Person, such Person's directors, partners, members, officers, employees, financial advisors, lenders, insurers, consultants, accountants, attorneys, agents, representatives, equity investors, rating agencies, controlled Affiliates and controlling persons of such Person or its controlled Affiliates.

              "SELLER BUSINESS" means (a) the business and operations of providing integrated mail, messaging, and document management systems, services and solutions for organizations of all sizes, (b) all other business (including the business and operations (other than the Business) related to the Company) and (c) except as otherwise expressly provided herein, any terminated, divested or discontinued businesses or operations that at the time of termination, divestiture or discontinuation primarily related to the businesses and operations as described in subsection (a) above as then conducted, but in any event not the Business, the PBGFS Business and businesses and operations related to the Excluded PBGFS Assets (as such term is defined in the Separation and Distribution Agreement).

              "SEPARATION AND DISTRIBUTION AGREEMENT" means the Separation and Distribution Agreement by and between the Seller and the Company substantially in the form of EXHIBIT C attached hereto to be entered into in connection with the Internal Restructuring, the PBGFS Contribution, the Company Contribution and the PBGFS Distribution.

              "SPECIFIED LEASES" means the Financings listed on SCHEDULE 1.02.

              "STRADDLE PERIOD" means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

              "STRADDLE PERIOD TAX RETURN" means any Tax Return that includes Taxes allocable to the Straddle Period other than a Combined Tax Return.

              "SUBSIDIARY" means, with respect to any Person (a) a corporation, a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a subsidiary of such Person, or by such Person and one or more subsidiaries of such Person, (b) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general partner of such partnership and has the power to direct the policies and management of such partnership or (c) any other Person (other than a corporation) in which such Person, a subsidiary of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

              "SUIT" means any suit, claim, action, arbitration, mediation, opposition, investigation or other proceeding.

              "SUPERIOR PROPOSAL" means a written offer made by a Person other than the Purchaser, its Affiliates or Persons acting on its behalf (a) on terms (taken as a whole) that the Board of Directors of the Seller determines in good faith would, if consummated, be more favorable to the Company or the Seller and their respective stockholders, as applicable, than the Transactions and (b) that the Board of Directors of the Seller determines in good faith is reasonably capable of being consummated (after taking into account such factors as the Board of Directors of the Seller in good faith deems relevant, including but not limited to all legal, financial, regulatory and other aspects of such proposal and the likely availability of any necessary financing).

              "TAX" means any federal, state, local or foreign net income, gross income, net receipts, gross receipts, profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, AD VALOREM, value-added, transfer, stamp, employment or other tax, custom duty, fee or other governmental charge of any kind, together with any interest, fine, penalty, addition to tax or additional amount imposed with respect thereto.

              "TAX ATTRIBUTE" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, deduction or any loss, credit or tax attribute that could be carried forward or back to reduce taxes (including without limitation deductions and credits related to alternative minimum taxes).

              "TAX MATERIALS" means all Pre-Closing Tax Returns involving another party hereto (or its Subsidiaries) and all Straddle Period Tax Returns involving another party hereto (or its Subsidiaries), or other books, records and files relating to such Tax Returns.

              "TAX MATTER" means any inquiry, claim, assessment, audit or similar event with respect to Taxes.

              "TAX RETURN" means any tax return, statement, report or form (including estimated tax returns and reports, extension requests and forms, and information returns and reports) required to be filed with any taxing authority and any amended return (including any claims for refunds) with respect to the foregoing.

              "TRANSACTIONS" means solely the transactions contemplated by this Agreement, which, for the avoidance of doubt, does not include the transactions contemplated by the Internal Restructuring, the PBGFS Contribution, the Company Contribution and the PBGFS Distribution.

              "TRANSITION SERVICES AGREEMENT" means the Transition Services Agreement by and between the Company and the Seller substantially in the form of EXHIBIT D attached hereto to be entered into in connection with the terms and subject to the conditions set forth in this Agreement.

              (b) As used herein, the phrase "to the knowledge" of the Seller as of any date shall mean the actual knowledge of Lawrence Osmanski, Michael Costello, Stephen Wayne, Ann Schaumberger, David Kleinman, Jeffrey Ramos and Christian Hughes.

              (c) Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement. Unless the context otherwise requires:

              (i)    a term has the meaning assigned to it;

              (ii)   "or" is not exclusive;

              (iii)  "including" means including without limitation; and

              (iv) words in the singular include the plural and words in the plural include the singular.

              (d) As used in this Agreement, the following terms shall have the meanings given thereto in the Sections set forth opposite such terms:

       TERM                                         SECTION
       ----                                         -------
       338 Valuations and Allocations               5.11(b)
       Adjusted 338 Valuations and Allocations      5.11(c)
       ADSP                                         5.11(b)
       Agreement                                    Preamble
       Closing                                      2.02
       Closing Date                                 2.02
       Closing Date Operation Expenses Statement    5.14
       Closing Financial Statements                 2.03(b)
       Collateral Source                            8.07
       Common Stock                                 Recitals
       Company                                      Preamble
       Company Contribution                         Recitals
       Company Intellectual Property                3.08(a)
       Company Lease                                3.16(a)
       Company Software                             3.08(i)
       Data                                         Article I - definition of
                                                    "Intellectual Property"
       Employee Benefits Agreement                  Recitals
       Estimated Closing Date Balance Sheet         2.03(a)
       Estimated Operation Expenses Statement       3.05(c)
       Estimated Working Capital Surplus            2.03(a)
       Extended Termination Date                    10.03(a)(ii)
       Expense Reimbursement                        10.03(b)
       Indemnified Party                            8.03(a)
       Indemnifying Party                           8.03(a)
       Independent Accounting Firm                  2.03(c)
       Internal Restructuring                       Recitals
       Material Contracts                           3.19(a)
       Material Line Item                           3.05(b)
       Negotiation Period                           10.17
       Notice of Disagreement                       2.03(c)
       Participating Management Member              5.15
       PBGFS                                        Recitals
       PBGFS Contribution                           Recitals
       PBGFS Distribution                           Recitals
       PBG Holdings                                 9.07(c)
       PBG Restructuring                            9.07(c)

       TERM                                         SECTION
       ----                                         -------
       Purchase Price                               2.01(b)
       Purchaser                                    Preamble
       Purchaser Cure Period                        10.03(a)
       Purchaser Indemnified Party(ies)             8.01(a)
       Purchaser Transaction Documents              4.01
       Resignation List                             5.13
       Scheduled Payments                           5.10
       Schedules                                    10.10
       Seller                                       Preamble
       Seller Cure Period                           10.03(a)
       Seller Indemnified Party(ies)                8.02(a)
       Seller's Option                              10.03(a)(ii)
       Settlement Date                              2.03(d)
       Shares                                       Recitals
       Subscription Agreement                       10.07
       Termination Date                             10.03(a)(ii)
       Termination Payment                          10.03(b)
       Transaction Financing                        4.06
       Transfer Taxes                               9.02(c)
       Unaudited Cash Flows                         3.05(a)
       Unaudited Balance Sheet                      3.05(a)
       Unaudited Financial Statements               3.05(a)
       Unaudited Statement of Operations            3.05(a)
       Update Notice                                3.25(b)
       Working Capital Statement                    2.03(b)


                                   ARTICLE II

                          SALE, PURCHASE AND REPURCHASE

              SECTION 2.01.  AGREEMENT TO SELL AND TO PURCHASE;  PURCHASE PRICE.
(a) On the terms, and subject to the conditions, set forth in this Agreement, the Seller agrees to sell, convey, assign, transfer and deliver free and clear of all Liens to the Purchaser on the Closing Date, and the Purchaser agrees to purchase from the Seller on the Closing Date, the Shares. Purchaser may, at any time prior to the Closing and at its sole discretion, assign its rights to purchase any or all of the Shares or other rights under this Agreement to one or more Permitted Transferees.

              (b) In full consideration for the purchase by the Purchaser of the Shares, subject to the provisions of Section 2.03, the Purchaser shall pay to the Seller, on the Closing Date, an aggregate of Seven Hundred Sixty-Six Million Dollars ($766,000,000.00), as such amount may be adjusted pursuant to
Section 2.03(a) and 2.03(e) hereof (the "PURCHASE PRICE"), by wire transfer of immediately available funds to the account or accounts identified by the Seller at least two (2) Business Days prior to the Closing Date. The Purchase Price shall also be subject to the post-Closing purchase price adjustments contemplated in Section 2.03 hereof.

              SECTION 2.02. CLOSING. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing in respect of the sale referred to in Section 2.01 (the "CLOSING") shall occur as soon as practicable, but in any event not prior to (i) June 30, 2006, (ii) the expiration of the 15-day calendar period provided for in Section 3.25 hereof to the extent an Update Notice is delivered to Purchaser thereunder and (iii) five (5) calendar days after satisfaction or waiver of the conditions set forth in Article VII, in each case unless the parties hereto agree otherwise (such date and time, the "CLOSING DATE"). The Closing shall be held at the offices of White & Case LLP, located at 1155 Avenue of the Americas, New York, New York 10036 or at such other place as the parties hereto shall agree in writing.

              On the Closing Date:

              (a)    The Purchaser shall deliver to the Company:

                     (i)    the  officer's   certificate  of  the  Purchaser  as
                            contemplated by Section 7.01(c); and

                     (ii)   an amount in cash equal to the Purchase Price.

              (b)    The Seller shall deliver to the Purchaser:

                     (i)    the   officer's   certificate   of  the   Seller  as
                            contemplated by Section 7.02(c);

                     (ii) certificates representing the Shares, which shall be in definitive form and registered in the name of the Purchaser or a Permitted Transferee and in such denominations as the Purchaser shall request not later than three (3) Business Days prior to the Closing Date and accompanied by stock or similar powers duly endorsed in blank by the Seller or accompanied by instruments of transfer duly executed by the Seller;

                     (iii) good standing or equivalent certificates and evidence representing foreign qualification of the Company Group as of a date no less than three (3) Business Days prior to the Closing Date;

                     (iv)   duly   executed   counterparts   of   each   of  the
                            Distribution   Agreements  signed  by  each  of  the
                            parties thereto;

                     (v) a receipt duly executed by the Seller acknowledging payment of the estimated Purchase Price;

                     (vi) the opinions of White & Case LLP, the Assistant General Counsel of the Seller and the Assistant
                            General Counsel of the Company in the form of EXHIBIT E, in each case dated as of the Closing Date addressed to the Purchaser and its lenders;

                     (vii) certificates of the Secretary of the Seller attesting to the incumbency of its officers or authorized representatives executing this Agreement and the Distribution Agreements and the authorization of the resolutions authorizing the transactions contemplated hereby and thereby; and

                     (viii) the  resignations  of the officers and  directors of the Company Group set forth on the Resignation List.

              SECTION 2.03. PURCHASE PRICE ADJUSTMENT. The Purchase Price shall be adjusted as follows:

              (a) PRE-CLOSING ADJUSTMENTS. At least five (5) days prior to the Closing Date, Seller shall prepare and deliver to the Purchaser its good faith estimated combined pro forma balance sheet of Pitney Bowes Capital
Services (after taking into effect the Internal Restructuring, the PBGFS Contribution, the Company Contribution and the PBGFS Distribution) as of the Closing, prepared in accordance with the same accounting policies, principles, practices and methods used in preparing the Unaudited Balance Sheet as reflected in the notes thereto and the Company Audited Financial Statements (the "ESTIMATED CLOSING DATE BALANCE SHEET") and a statement derived from the Estimated Closing Date Balance Sheet setting forth its good faith estimated calculation of the Estimated Closing Date Net Working Capital and the components thereof (the "ESTIMATED WORKING CAPITAL STATEMENT"). If the Estimated Working Capital Statement reflects an Estimated Working Capital Shortfall, the Purchase Price paid at Closing shall be reduced by the aggregate amount of such Estimated Working Capital Shortfall. If the Estimated Closing Date Balance Sheet reflects an Estimated Working Capital Surplus, the Purchase Price paid at Closing shall be increased by the aggregate amount of such Estimated Working Capital Surplus. During the preparation and calculation of the Estimated Closing Date Balance Sheet and the Estimated Working Capital Statement, the Seller shall, and shall cause its Subsidiaries, to afford the Purchaser reasonable opportunity to observe, review and comment upon such preparation and calculation, including supporting detail and during and after such preparation and calculation to have reasonable access to any documents, schedules or work papers used in the preparation of the Estimated Closing Balance Sheet and the Estimated Working Capital Statement.

              (b) POST-CLOSING ADJUSTMENTS. Promptly but in any event not later than ninety (90) days following the Closing Date, the Purchaser shall prepare and deliver to the Seller (i) the Closing Date Balance Sheet, (ii) a statement derived from the Closing Date Balance Sheet setting forth a calculation of the Closing Date Net Working Capital as of the date of the Closing Date Balance Sheet (the "WORKING CAPITAL STATEMENT" and together with the Closing Date Balance Sheet, the "CLOSING FINANCIAL STATEMENTS"). For purposes of preparing the Working Capital Statement, (x) the Closing Date Balance Sheet shall be prepared in accordance with the same accounting policies, principles, practices and methods used in preparing the Unaudited Balance Sheet as reflected in the notes thereto and the Company Audited Financial Statements, and (y) the Working Capital Statement shall be prepared in accordance with the same calculation methodology used in preparing the Estimated Working Capital Statement.

              (c)    DISPUTE  RESOLUTION  PROCEDURES.  Within ten (10)  Business
Days following the Seller's receipt of the Closing Financial Statements, the Seller and its independent auditors shall be permitted to review the working papers of the Purchaser relating to the Working Capital Statement. The Working Capital Statement shall become final and binding upon the Seller and the Purchaser on the eleventh (11th) Business Day following delivery thereof, unless the Seller gives written notice of its disagreement with the Working Capital Statement (a "NOTICE OF DISAGREEMENT") to the Purchaser prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted and (ii) only include disagreements based on mathematical errors or based on the Working Capital Statement not being prepared or the Working Capital or the adjusted purchase price not being determined in accordance with Section 2.03(b). During the seven (7) Business Day period following the delivery of a Notice of Disagreement, the Seller and the Purchaser shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement and agree on a final determination of the disagreements set forth in the Notice of Disagreement. During such period, the Purchaser and its auditors shall have access to the working papers of the Seller and, if applicable, the Seller's auditors' working papers prepared in connection with the Notice of Disagreement. At the end of such seven (7) Business Day period, the Seller and the Purchaser shall submit to a nationally recognized independent accounting firm (the "INDEPENDENT ACCOUNTING FIRM") for arbitration of any and all matters that remain in dispute and that were properly included in the Notice of Disagreement. The Independent Accounting Firm shall be Ernst & Young, or, if such firm is unable or unwilling to act, the first of the Big Four Public Accounting Firms (on an alphabetical basis) that is not currently serving as the auditor of either the Seller or the Purchaser shall be selected to resolve the dispute. The Seller and the Purchaser shall instruct the Independent Accounting Firm to render its reasoned written decision as promptly as practicable but in no event later than fifteen (15) Business Days after submission of all matters in dispute. The cost of any arbitration (including the fees and expenses of the Independent Accounting Firm and reasonable attorney fees and expenses pursuant to this Section 2.03(c) shall be borne by the Purchaser and the Seller in inverse proportion as they may prevail in matters resolved by the Independent Accounting Firm, which proportionate allocations shall also be determined by the Independent Accounting Firm at the time the determination of the Independent Accounting Firm is rendered on the merits of the matters submitted. Except as otherwise provided herein, the procedures for resolution of disputes concerning the Closing Financial Statements shall (i) be final, binding and conclusive on the Seller and the Purchaser for purposes of the purchase price adjustments only and for no other purpose in connection with this Agreement so that when the Closing Financial Statements are deemed final hereunder, neither the Seller nor the Purchaser will be entitled to subject the Closing Financial Statements, any resolution by and between the Seller and the Purchaser under this Section 2.03(c) or the Independent Accounting Firm's decision to any court or tribunal, for purposes of the purchase price adjustments and (ii) shall constitute an arbitral determination upon which a judgment may be entered by a court of competent jurisdiction.

              (d)    POST-CLOSING SETTLEMENT.

              (i) If it is determined that there is a Closing Date Working Capital Shortfall in excess of the Estimated Working Capital Shortfall, the excess shall be paid by the Seller to the Purchaser within three (3) Business Days following the date that the Closing Financial Statements are final and binding in accordance with Section 2.03(c) (the

       "SETTLEMENT DATE") by wire transfer of immediately available funds to an account designated in writing by the Purchaser; or

              (ii) if it is determined that there is a Closing Date Working Capital Shortfall less than the Estimated Working Capital Shortfall, the difference shall be paid by the Purchaser to the Seller on the Settlement Date by wire transfer of immediately available funds to an account designated in writing by Seller; or

              (iii) if it is determined that there is a Closing Date Working Capital Surplus in lieu of an Estimated Working Capital Shortfall, the Closing Date Working Capital Surplus plus the amount of any Estimated Working Capital Shortfall deducted from the Purchase Price pursuant to
       Section 2.03(a) shall be paid by the Purchaser to the Seller on the Settlement Date by wire transfer of immediately available funds to an account designated in writing by the Seller; or

              (iv) if it is determined that there is a Closing Date Working Capital Shortfall in lieu of an Estimated Working Capital Surplus, the Closing Date Working Capital Shortfall plus the amount of any Estimated Working Capital Surplus added to the Purchase Price pursuant to Section 2.03(a) shall be paid by the Seller to the Purchaser on the Settlement Date by wire transfer of immediately available funds to an account designated in writing by the Purchaser; or

              (v) if it is determined that there is a Closing Date Working Capital Surplus less than the Estimated Working Capital Surplus, the difference shall be paid by the Seller to the Purchaser on the Settlement Date by wire transfer of immediately available funds to an account designated in writing by the Purchaser; or

              (vi) if it is determined that there is a Closing Date Working Capital Surplus in excess of the Estimated Working Capital Surplus, the difference shall be paid by the Purchaser to the Seller on the Settlement Date by wire transfer of immediately available funds to an account designated in writing by the Seller.

              (e) CERTAIN TRANSACTIONS. SCHEDULE 2.03(E) hereto sets forth a description of (i) certain identified leasing transactions for which consent to the Transactions is required pursuant to its terms and (ii) the manner in which such transactions shall be treated pursuant to this Agreement in the event such consent is not obtained.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

              The Seller hereby represents and warrants to the Purchaser on the date hereof, and on the Closing Date, as if made on such date, as follows:

              SECTION 3.01. ORGANIZATION AND STANDING. (a) The Seller is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

              (b) The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and assets and to carry on the Business as it is now being conducted and as currently proposed to be conducted immediately following the Closing. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have or would not reasonably be expected to have a Material Adverse Effect. The Seller has furnished to the Purchaser true and correct copies of the Company's certificate of incorporation and by-laws as amended through the date of this Agreement and as in effect on the date hereof.

              (c)    Each member of the Company  Group  (other than the Company)
is an entity duly incorporated, formed or organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of incorporation, formation or organization and has all requisite power and authority to own its properties and assets and to carry on its business as it is presently conducted and as currently proposed by the Company to be conducted immediately following the Closing, and each such member is qualified to transact business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary; except in all cases as would not have or would not reasonably be expected to have a Material Adverse Effect. Except as set forth on SCHEDULE 3.01(c)(i) all of the outstanding shares of Capital Stock of each such member set forth on SCHEDULE 3.01(c)(iii) are lawfully owned, beneficially and of record, by the Company and validly issued, fully paid, nonassessable and free of preemptive rights and immediately after the consummation of the PBGFS Distribution will be owned directly or indirectly by the Company free and clear of all Liens and (ii) except as set forth on SCHEDULE 3.01(c)(ii), there are no subscriptions, options, warrants, rights, calls, Contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting or transfer of any shares of Capital Stock of any such member set forth on SCHEDULE 3.01(c)(iii), including any right of conversion or exchange under any outstanding security, instrument or agreement. SCHEDULE 3.01(c)(iii) sets forth a list of the ownership interests of the Company in each of the members of the Company Group (other than the Company).

              SECTION 3.02. OWNERSHIP OF SHARES; CAPITALIZATION. (a) The authorized Capital Stock of the Company consists of twenty thousand (20,000) shares, of which (i) ten thousand (10,000) shares are preferred stock with no par value of which no shares are issued and outstanding and (ii) ten thousand (10,000) shares are Common Stock, of which four hundred and sixty (460) shares of Common Stock are issued and outstanding and are owned by the Seller.

              (b) The Seller is the lawful owner, beneficially and of record, of each of the Shares which have been validly issued and fully paid and nonassessable, free and clear of all Liens. The delivery to the Purchaser of each of the Shares pursuant to this Agreement will transfer to the Purchaser good and valid title to all of the issued and outstanding capital stock of the Company, free and clear of all Liens.

              (c) Except as may otherwise be provided for in this Agreement and the Transactions, there are no outstanding contractual obligations of the Company to repurchase, redeem, or otherwise acquire any shares of Capital Stock of the Company. Except as may otherwise be provided for in this Agreement, the Distribution Agreements, the Transactions and the Internal Restructuring, there are no outstanding contractual obligations of any of the Persons set forth on SCHEDULE 3.01(c)(iii) to repurchase, redeem, or otherwise acquire any shares of Capital Stock of such Persons.

              (d) Except as provided for in this Agreement, there are (i) no outstanding options, warrants, agreements, conversion rights, exchange rights, preemptive rights or other rights (whether contingent or not) to subscribe for, purchase or acquire any issued or unissued shares of Capital Stock of the Company or options that will be converted into options to purchase shares of Common Stock and (ii) no restrictions upon, or Contracts or understandings of the Company with respect to, the voting or transfer of any shares of Capital Stock of the Company.

              SECTION 3.03. AUTHORIZATION; ENFORCEABILITY. The Seller has the power and authority to execute, deliver and perform the terms and provisions of this Agreement, and, as of the Closing Date will have taken all action necessary to authorize the execution, delivery and performance by it of this Agreement and each of the Distribution Agreements and to consummate the transactions contemplated hereby and thereby and will have taken all action necessary to cause the Company to authorize the execution, delivery and performance by it of each of the Distribution Agreements and to consummate the transactions contemplated thereby. As of the Closing Date, no other corporate proceeding on the part of the Seller and the Company will be necessary for such authorization, execution, delivery and consummation. The Seller has duly executed and delivered this Agreement and, on the Closing Date, the Seller and the Company will have duly executed and delivered each of the Distribution Agreements. This Agreement constitutes, and each of the Distribution Agreements, when executed and delivered by the Seller and assuming that they constitute a legal, valid and binding obligation of each other party thereto, will constitute, a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. Each of the Distribution Agreements, when executed and delivered by the Company, will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

              SECTION  3.04.  NO  VIOLATION;   CONSENTS.   (a)  Subject  to  the
governmental filings and other matters referred to in Section 3.04(b), the execution, delivery and performance by the Seller of this Agreement and each of the Distribution Agreements, the execution, delivery and performance by the Company of each of the Distribution Agreements and the consummation of the Transactions do not and will not contravene any Applicable Law, except for any such contravention that would not have or would not reasonably be expected to have a Material Adverse Effect. Except as set forth on SCHEDULE 3.04, the execution, delivery and performance by the Seller of this Agreement and each of the Distribution Agreements, the execution, delivery and performance by the Company of each of the Distribution Agreements and the consummation of the Transactions (i) will not (A) violate, result in a breach of, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require the prior consent of any third party to, any Contract to which the Company or any other member of the Company Group is a party or by which the Company or any other member of the Company Group is bound or to which any of the assets of the Business will be subject immediately following the Closing or (B) result in the creation or imposition of any Lien upon, or any right of first refusal, first offer or option to purchase any of the assets of the Business, except, in each case, for any such violations, breaches, defaults or Liens that would not have or would not reasonably be expected to have a Material Adverse Effect and (ii) will not conflict with or violate any provision of the certificate of incorporation or bylaws or other organizational documents of the Company or any other member of the Company Group.

              (b) Except as set forth on SCHEDULE 3.04 no consent, authorization or order of, or filing or registration with, any Governmental Authority or other Person (including the stockholders of Seller) is required to be obtained or made by the Seller, the Company, or any of their respective Subsidiaries for the execution, delivery and performance of this Agreement, any of the Distribution Agreements or the consummation of the Transactions, except where the failure to obtain such consents, authorizations or orders, or make such filings or registrations, would not have or would not reasonably be expected to have a Material Adverse Effect.

              SECTION 3.05. FINANCIAL STATEMENTS. (a) The Seller has made available to the Purchaser the unaudited combined pro forma balance sheet (after taking into effect the Internal Restructuring, the PBGFS Contribution, the PBGFS Distribution and the Company Contribution) (the "UNAUDITED BALANCE SHEET") as of December 31, 2005 and the statement of operations (the "UNAUDITED STATEMENTS OF OPERATIONS"), and the cash flows (the "UNAUDITED CASH FLOWS") of Pitney Bowes Capital Services (after taking into effect the Internal Restructuring, the PBGFS Contribution, the Company Contribution and the PBGFS Distribution) as of, and for the year ended, December 31, 2005, copies of which are attached hereto as
SCHEDULE 3.05(a) (the Unaudited Statement of Operations and the Unaudited Cash Flows, together with the Unaudited Balance Sheet, the "UNAUDITED FINANCIAL STATEMENTS"). The Unaudited Financial Statements have been prepared in accordance with the Company's accounting policies, principles, practices and methods consistently applied, which policies, principles, practices and methods are consistent with and comply with GAAP (except as otherwise disclosed in footnote 1 thereto) as of such date and present fairly, in all material respects, the financial positions and the results of operation and cash flows of Pitney Bowes Capital Services (subject to the absence of footnotes and other presentation items and of normal year end adjustments).

              (b) The Seller has made available to the Purchaser the Company Audited Financial Statements (other than the Company 2005 Audited Financial Statements) and the PBG Partnership Audited Financial Statements (other than the PBG Partnership 2005 Financial Statements), copies of which are attached hereto as SCHEDULE 3.05(b). The Company Audited Financial Statements (other than the Company 2005 Audited Financial Statements) and the PBG Partnership Audited Financial Statements (other than the PBG Partnership 2005 Financial Statements) have been, and each of the Company 2005 Audited Financial Statements, PBG Partnership 2005 Financial Statements and the Company 2006 First Quarter Financial Statements when delivered to the Purchaser shall have been, prepared in accordance with the Company's accounting policies, principles, practices and methods consistently applied, which policies, principles, practices and methods are consistent with and comply with GAAP (except as otherwise disclosed in footnote 1 thereto) as of the respective dates of such financial statements.

The Company Audited Financial Statements (other than the Company 2005 Audited Financial Statements) present fairly in all material respects, and the Company 2005 Audited Financial Statements and the Company 2006 First Quarter Financial Statements when delivered to the Purchaser will present fairly in all material respects, the combined financial position and the results of operations and cash flows of Pitney Bowes Capital Services as of the dates of such financial statements. The PBG Partnership Audited Financial Statements (other than the PBG Partnership 2005 Financial Statements) present fairly in all material respects, and the PBG Partnership 2005 Financial Statements when delivered to the Purchaser will present fairly in all material respects, the financial position and the results of operations and cash flows of the PBG Partnership as of the dates of such financial statements. When delivered to the Purchaser, no line item set forth in the Company 2005 Audited Financial Statements that is material to the operations or financial position of the Company (each a "MATERIAL LINE ITEM") will differ in a material amount from the same line item in the Unaudited Financial Statements for the corresponding periods. To the knowledge of the Company, as of the date hereof, no such material differences between the Material Line Items in the Company 2005 Audited Financial Statements and the Unaudited Financial Statements for the corresponding periods exist.

              (c) Set forth on SCHEDULE 3.05(c) hereto is the unaudited combined pro forma statement of Operation Expenses for the twelve-month period ending on December 31, 2005. Also set forth on SCHEDULE 3.05(c) hereto is the unaudited combined pro forma statement of Operation Expenses for the four-month period ending on April 30, 2006, identifying on a line by line basis each category of expenses incurred by the Pitney Bowes Capital Services and setting forth the assumptions, exceptions and basis for deriving such amounts, prepared in accordance with GAAP on a basis consistent with the policies, principles, practices and methods set forth on SCHEDULE 3.05(c) (the "ESTIMATED OPERATION EXPENSES STATEMENT"). The Estimated Operation Expenses Statement presents fairly, in all material respects, the combined Operation Expenses of Pitney Bowes Capital Services as of the date of such Estimated Operation Expenses Statement. When delivered to the Purchaser pursuant to Section 5.14 hereof, the quotient of (i) each line item set forth in the Closing Operation Expenses Statement DIVIDED BY (ii) four, will not differ, on a line by line basis, by more than 10% from the quotient of (i) the amount of the corresponding line item set forth in the Estimated Operation Expenses Statement DIVIDED BY (ii) four.

              SECTION 3.06. MATERIAL ADVERSE CHANGE. Since December 31, 2005, except as set forth on SCHEDULE 3.06 or as contemplated by this Agreement and in the Distribution Agreements, including the Transactions and the Internal Restructuring, (a) the Company Group has conducted the Businesses in the ordinary course of business consistent with past practices in all material respects and (b) nothing has occurred which has had, or would reasonably be expected to have a Material Adverse Effect.

              SECTION 3.07. ASSETS. Except as set forth on SCHEDULE 3.07, the Company and the other members of the Company Group own and have and, immediately following the PBGFS Distribution, will own and have, good and valid title to, or a valid leasehold interest in, and, immediately following the PBGFS Distribution will have, sufficient rights to use, all of the properties and assets (real, personal or mixed, tangible or intangible) reasonably necessary to conduct the Business, free and clear of all Liens, except for Permitted Liens, and all of the assets reflected in the Unaudited Financial Statements and the Company Audited Financial Statements, other than those assets disposed of in the ordinary course of business consistent with past practice. This Section 3.07 does not apply to Intellectual Property (for which Section 3.08 is applicable). Following the consummation of the Transactions, Seller shall remain in the business of the extension of credit to third parties.

              SECTION 3.08. INTELLECTUAL PROPERTY. (a) Immediately following the PBGFS Distribution, in accordance with the Separation and Distribution Agreement, the Transition Services Agreement and the Intellectual Property Agreement, the Company and its Subsidiaries will have sufficient rights to use the Intellectual Property (other than Company Software which is covered by Section 3.08(i) hereof) that is reasonably necessary to conduct the Business as currently conducted and as currently contemplated to be conducted by the Company and its Subsidiaries, as applicable, immediately after the PBGFS Distribution (the "COMPANY INTELLECTUAL PROPERTY").

              (b) Nothing in this Agreement shall be construed as granting to the Company any license, whether express or implied, to use any Intellectual Property owned or controlled by the Seller or conveying any other rights to the Company and the other members of the Company Group in any Intellectual Property owned or controlled by the Seller.

              (c) Since January 1, 2005, to the knowledge of the Seller, neither the Company nor any of the other members of the Company Group has received written notification that the conduct of the Business by the Company or any of the other members of the Company Group has infringed upon or violated the Intellectual Property rights of others in any material respects, and to the knowledge of the Seller no material Company Intellectual Property is being used or enforced by the Company or any other members of the Company Group in a manner that would reasonably be expected to result in a violation or infringement of the Intellectual Property rights of any Person or the abandonment, cancellation, or unenforceability of any material Company Intellectual Property.

              (d) Except as set forth on SCHEDULE 3.08(d), the Company or any other member of the Company Group will, immediately following the Company Contribution, have good title to each item of Company Intellectual Property material to the conduct of the Business that is owned by the Company or any other member of the Company Group, after giving effect to the transactions contemplated by the Distribution Agreements, free and clear of any Liens other than Permitted Liens.

              (e) Since January 1, 2005, to the knowledge of the Seller, there have been no Suits decided, settled, pending, or, threatened against the Business that involve claims concerning the validity, enforceability, ownership or license or other right to use any Company Intellectual Property or Data comprising Company Intellectual Property that is owned by the Company or any other member of the Company Group.

              (f) The Company Group has timely made all filings, payments and ownership recordations with the appropriate foreign and domestic agencies required to maintain in subsistence all material Company Intellectual Property.

              (g) The Company Group has taken all reasonable measures to protect the secrecy and confidentiality of all material trade secrets used or held for use in the Business.

              (h) Immediately following the PBGFS Distribution, in accordance with the Separation and Distribution Agreement, the Transition Services Agreement and the Intellectual Property Agreement, the IT Systems (other than computer software which is covered by Section 3.08(i) hereof) that are used in the Business are adequate in all material respects for their intended use and for the operation of the Business, as currently operated and as currently contemplated to be operated by the Company in the future, and are in good working condition (normal wear and tear expected); PROVIDED, that this provision provides no warranty of non interruption of operation.

              (i) Set forth on SCHEDULE 3.08(i) hereto is a list of all computer software programs (the "COMPANY SOFTWARE") that are necessary to conduct the Business as currently conducted or as currently contemplated to be conducted by the Company and the other members of the Company Group, as applicable, immediately after the PBGFS Distribution. The Company Software will either (x) be owned by the Company, licensed by a third party vendor to the Company under an existing software license previously executed by the Company or perpetually licensed by the Seller to the Company under the Intellectual Property Agreement or (y) provided to the Company under the Transition Services Agreement.

              SECTION 3.09. EMPLOYEE BENEFIT PLANS. (a) SCHEDULE 3.09(a)(i) sets forth a list of all Employee Benefit Plans currently in effect. The Seller has delivered or made available to Purchaser complete and correct copies of each Employee Benefit Plan, or written summaries of any unwritten material Employee Benefit Plan. Except as set forth on SCHEDULE 3.09(a)(ii) or as would not have or would not reasonably be expected to have a Material Adverse Effect, no Employee Benefit Plan provides health, life insurance or other welfare benefits to retirees or other terminated employees of the Company Group, other than continuation coverage required by COBRA. Except as set forth on SCHEDULE 3.09(a)(iii) or as would not have or would not reasonably be expected to have a Material Adverse Effect, each Employee Benefit Plan has been operated in accordance with its terms, ERISA, the Code, and all other Applicable Laws. There has been no "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code involving any Employee Benefit Plan except as would not have or would not reasonably be expected to have a Material Adverse Effect. No Employee Benefit Plan that is or was subject to Section 302 of ERISA or
Section 412 of the Code has incurred an accumulated funding deficiency, whether or not waived except as would not have or would not reasonably be expected to have a Material Adverse Effect. There are no pending or, to the knowledge of the Seller, threatened investigations or claims by the IRS, Department of Labor, Pension Benefit Guaranty Corporation or any other governmental agency or any individual relating to any of the Employee Benefit Plans. Neither the Seller nor any ERISA Affiliate is required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has resulted or would result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) or "mass withdrawal liability" (within the meaning of PBGC Regulation 4219.2) that has not been fully paid. Except as set forth on SCHEDULE 3.09(a)(iv) and except as would not have or would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions contemplated by this Agreement will not increase any benefits or payments or result in the acceleration or creation of any rights of any Person to benefits under any Employee Benefit Plan or agreement (including but not limited to, the acceleration of the vesting or exercisability of any stock options or the acceleration of the accrual or vesting of any benefits under any Employee Benefit Plan or agreement). Except as set forth on SCHEDULE 3.09(a)(v) or as would not have or would not reasonably be expected to have a Material Adverse Effect, no payment or benefit to be provided to any employee of the Company or any other member of the Company Group in connection with the consummation of the transactions contemplated by this Agreement is reasonably expected to constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

              SECTION 3.10. EMPLOYEES AND LABOR RELATIONS. Except as set forth on SCHEDULE 3.10, as of the date hereof, neither the Company nor any other member of the Company Group is a party to any employment or collective bargaining agreement. The Seller has made available to the Purchaser complete and correct copies of the agreements set forth on SCHEDULE 3.10. To the knowledge of the Seller, no employee organizing efforts are pending with respect to nonunionized employees of the Company or any other member of the Company Group. There are no existing or, to the knowledge of the Seller, threatened labor strikes, work stoppages or slowdowns affecting the Company or any other member of the Company Group. There are no complaints, charges, grievances, unfair labor practices, labor arbitration proceedings, or claims against the Company or any other member of the Company Group pending or to the knowledge of the Seller threatened in writing to be brought or filed, with any governmental entity or arbitrator based on, arising out of, in connection with, or otherwise relating to, the employment or termination of employment of any individual by the Company or other member of the Company Group , in each case, that would have or would reasonably be expected to have a Material Adverse Effect. The Company Group is in compliance with all laws governing the employment of labor, including, but not limited to, all such laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or Social
Security taxes and similar taxes, except where noncompliance would not have or would not reasonably be expected to have a Material Adverse Effect. No event giving rise to the requirement that notice be given to any employee of the Company or any other member of the Company Group under the Worker Adjustment and Retraining Notification Act or under any similar state or local law has occurred or been announced during the ninety (90)-day period ending on the date of this Agreement or any longer period required by any local legislation.

              SECTION 3.11. NO UNDISCLOSED MATERIAL LIABILITIES. Except as set forth on SCHEDULE 3.11, there are no liabilities of the Company Group (after taking into effect the Internal Restructuring, the PBGFS Contribution, the Company Contribution and the PBGFS Distribution) of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than
(a) liabilities disclosed, reflected or reserved against in the Unaudited Balance Sheet or the Company Audited Financial Statements, as applicable, (b) liabilities incurred in a manner consistent with past practice since December 31, 2005, (c) liabilities arising under this Agreement and the Distribution Agreements, (d) liabilities to be retained or assumed by the Seller and from which the Company shall be released, in accordance with the Distribution Agreements, (e) Tax liabilities and (f) such other liabilities as would not have or would not reasonably be expected to have a material negative impact, individually or in the aggregate, on the Company Group. Except as set forth on
SCHEDULE 3.11, there are no franchise, construction, fidelity, performance and other bonds, guaranties in lieu of bonds and letters of credit posted by the Seller, the Company or any of their respective Affiliates in connection with the Business and none would be required to be put in place or replaced, if at all, as a result of the consummation of the Transactions, the Internal Restructuring, the PBGFS Contribution, the Company Contribution or the PBGFS Distribution.

              SECTION 3.12. COMPLIANCE WITH LAWS. The Business and the Company Group are in compliance in all material respects with all Applicable Laws, except for (a) instances of noncompliance that have not had and would not reasonably be expected to have a Material Adverse Effect, (b) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 3.15) and (c) compliance with Tax laws (as to which certain representations and warranties are made pursuant to Section 3.17).

              SECTION 3.13. LITIGATION. Except as disclosed on SCHEDULE 3.13 or with respect to Taxes, there are no (a) outstanding Suits or Governmental Orders against or affecting the Company or any other member of the Company Group, (b) proceedings pending or, to the knowledge of the Seller, threatened against or affecting the Business, the Company or any other member of the Company Group or
(c) investigations by any Governmental Authority that are, to the knowledge of the Seller, pending or threatened against or affecting the Business, the Company or any other member of the Company Group that, individually or in the aggregate, in any case would have or would reasonably be expected to have a Material Adverse Effect.

              SECTION 3.14. COMPLIANCE WITH CONSTITUENT DOCUMENTS. Neither the Company nor any other member of the Company Group is in breach or violation of or in default in the performance or observance of any material term or provision of, and no event has occurred which, with lapse of time or action by a third party, would result in a material default under the respective articles or certificate of incorporation, bylaws or similar organizational instruments of such entities.

              SECTION  3.15.  ENVIRONMENTAL  MATTERS.  Except  as set  forth  on
SCHEDULE 3.15 and except as would not have or would not reasonably be expected to have a Material Adverse Effect, (a) the Business and the operations of the Company are conducted in material compliance with all applicable Environmental Laws, (b) the Company has obtained and is in material compliance with all material Permits or authorizations that are required under applicable Environmental Laws to operate the facilities, assets and the Business, (c) no Environmental Claims have been asserted against the Company or any other member of the Company Group, nor does the Seller have knowledge or notice of any threatened or pending Environmental Claim against the Company or any other member of the Company Group and (d) there has been no Release (i) at any of the properties owned or operated by the Company or other member of the Company Group or (ii) as a result of any activity of the Business.

              SECTION 3.16. REAL PROPERTY. (a) SCHEDULE 3.16 contains a list of each interest in Real Property relating to the Business that is (i) owned by the Company and describing the type of interest therein held by the Company and whether the Company leases such owned Real Property and (ii) leased, subleased or otherwise occupied or utilized by the Company, as lessee, sublessee, franchisee or licensee, as of the date hereof and describing the type of interest therein held by the Company (a "COMPANY LEASE") except, in each case, to interests in Real Property in connection with a Financing.

              (b)    The  Real  Property  described  in  clause  (a)(i)  of this
Section 3.16 is owned by the Company, free and clear of all Liens, except for Permitted Liens.

              (c) The Company's interest under each Company Lease is free and clear of all Liens, except for Permitted Liens.

              SECTION 3.17. TAXES. Each member of the Company Group has timely filed or caused to be timely filed all material Tax Returns required to be filed under the Code, or applicable state, local or foreign Tax laws. To the knowledge of the Seller, all Taxes required to be paid with respect to the periods covered by such Tax Returns have been paid in full, except for Taxes the nonpayment of which are not, in the aggregate, material. Except as set forth on SCHEDULE 3.17,
(a) no Tax Liens have been filed and no claims are being asserted with respect to any Taxes of the Company, except for Liens and claims (i) relating to the Specified Leases or (ii) which are not, in the aggregate, material, (b) to the knowledge of the Seller, no notice of lien with the meaning given thereto in
Section 6323(f) of the Code nor any notice of assessment under Section 6201 of the Code has been filed by the IRS with respect to the Company or any member of the Company Group, (c) no Tax examination or audit of any member of the Company Group is currently being conducted by any taxing authority which examination or audit is reasonably expected to result in an additional asserted Tax liability in excess of $1,000,000, (d) each member of the Company Group has complied with all Applicable Laws, rules and regulations relating to the payment and withholding of material Taxes, (e) except for the tax indemnity provisions contained in the Financing Documents, each member of the Company Group is not a party to or otherwise bound by any agreement or understanding under which it has obligations for the allocation and sharing of material Taxes that will survive the Closing (which for the avoidance of doubt, does not include agreements or understandings that do not relate solely or primarily to Tax Matters but that include tax indemnities or in which payment of non-Tax items are adjusted with reference to Taxes), (f) each member of the Company Group is not required to include in income any adjustment pursuant to Section 481(a) of the Code and (g) neither the Company nor any other member of the Company Group is a party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

              SECTION 3.18. FINANCINGS. (a) SCHEDULE 3.18(a) sets forth a list of all Large Ticket Financings, including the name of the Obligor and a statement of payments due or scheduled to become due in accordance with the terms of the leases related to each Financing. Each Financing has been administered substantially in accordance with its Financing Documents.

              (b) Except as set forth on SCHEDULE 3.18(b), to the knowledge of the Seller, no material default or material event of default that has been declared by the Company as such (as defined in the applicable Financing Documents relating to the Financings) is continuing (i) relating to any payment obligations with respect to any Financing or (ii) relating to any obligations other than payment obligations with respect to such Financing. To the knowledge of the Seller, no valid offset, defenses or counterclaims may be asserted against the Company or the other members of the Company Group, the Purchaser or its assigns with respect to any Financing and no Suit or any legal proceeding, administrative, judicial or otherwise has been brought by or against the Company or the other members of the Company Group in connection therewith.

              (c) Each Financing Document to which the Company or any other member of the Company Group is a party (i) constitutes the legal, valid and binding obligation of the Company or such member, as applicable, and, to the knowledge of the Seller, each Obligor thereunder; and (ii) is enforceable in accordance with its respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. There are no oral agreements or understandings, which modify or amend the terms of the Financing Documents.

              (d) With respect to each Financing, either (i) the Company or another member of the Company Group or any of their respective Affiliates is the legal title owner of the property financed thereunder and in the case of assets held in trust, is the beneficial owner, and has good title to such property free and clear of all Liens other than Permitted Liens and other Liens permitted under the Financings Documents relating to such Financing, subject to the purchase options of the Obligors under the applicable Financing Documents or
(ii) the Company or another member of the Company Group has filed all Uniform Commercial Code financing statements (including all amendments) with respect to the Financings as are necessary to create a first priority security interest in such property.

              (e) In connection with each Financing, neither the Company nor the other members of the Company Group have made any representations or warranties to the Obligors or to third party purchasers with respect to any manufacturer warranties, including product performance standards of any financed property.

              (f) Neither the Company nor any other member of the Company Group has maintenance, product liability, manufacturer warranty, or equipment servicing obligations in connection with the property financed under any Financing, or pursuant to any Financing Documents relating thereto, in each case, during the term of such Financing.

              (g) Except as set forth on SCHEDULE 3.18(g), to the knowledge of the Seller, no Obligor is the subject of any bankruptcy or insolvency proceeding.

              SECTION 3.19. CONTRACTS. (a) SCHEDULE 3.19 sets forth the following categories of Contracts (other than Financing Documents) which are material to the Company and the other members of the Company Group, taken as a whole, which solely relate to the Business and to which the Company or any of the other members of the Company Group is a party or by which the Company, any of the other members of the Company Group, or any of their respective assets is in any way affected or bound, including all material amendments and supplements thereto and modifications thereof ("MATERIAL CONTRACTS"):

              (i) any Contract (A) involving the obligation of the Company to purchase products or services pursuant to which the aggregate of payments to become due from the Company is equal to or exceeds $750,000 in any calendar year or $1,000,000 in the aggregate, and which is not terminable on ninety (90) calendar days' or less notice or (B) any Contract which involves the obligation for a payment to be made, or expected to be made, to the Company in excess of $750,000 or pursuant to which payments have been made to the Company during the six months prior to the date hereof in excess of $750,000, either pursuant to a Contract with a customer of the Company or pursuant to any other Contract;

              (ii) (A) any finder, promotion, sales, advertising, agency, consultant, lobbying, franchise or similar Contract or (B) any other Contract, in each case, requiring the payment of any commissions or other similar payments or commitments by the Company in excess of $750,000 per calendar year;

              (iii) any Contract to purchase or otherwise acquire or sell or otherwise dispose of any interest in Real Property for consideration in excess of $750,000;

              (iv) any commitment of the Company to make a capital expenditure or to purchase a capital asset of at least $750,000;

              (v) any Contract that contains a covenant not to compete or any other agreement or obligation that materially limits or will materially limit the Company and following consummation of the Transactions the Purchaser, from engaging in any business related to the Industry;

              (vi) any Lease or similar agreement under which the Company is the lessee, or pursuant to which the Company holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any third Person for an annual rent in excess of $250,000;

              (vii) any Contract establishing or relating to a partnership, joint venture, strategic alliance, vendor financing arrangement or program or exclusivity, consortium or other similar arrangement;

              (viii) any asset purchase agreements, stock purchase agreements and other acquisition or divestiture agreements and similar Contracts relating to the sale, lease or disposal of any material properties or assets of the Company, for consideration in excess of $500,000;

              (ix)   any  Contract   relating  to   Indebtedness  in  excess  of
       $750,000;

              (x) any Contract under which Company has directly or indirectly guaranteed any liabilities in excess of $750,000;

              (xi) any outstanding or pending customer bid or proposal or any outstanding customer option relating to any Contract in excess of $500,000;

              (xii) any Contract containing any "change in control" provision (or similar provisions);

              (xiii) any Contract relating to any Suit or Governmental Order which involves any unpaid liability of the Company in excess of $750,000;

              (xiv) (A) any employment Contract or (B) any agreement with any executive officer or other key employee of the Company, including such Contracts, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or of the consummation of the Transactions contemplated by this Agreement, providing any compensation guarantee of more than $100,000 per calendar year;

              (xv) any Contract granting a right to first refusal or first negotiation with respect to the sale of any portion of the equity of the Company or of all or any material portion of Company's assets (including the equity interests in any other member of the Company Group);

              (xvi)  any  Contract   under  which  the  Company  has  agreed  to
       indemnify any third Person with respect to, or to share, the Tax liability of any third Person other than Contracts with suppliers or customers in the ordinary course of business in which no payments on account of Tax liabilities have been made or incurred or are reasonably expected to be made or incurred; and

              (xvii) all commitments and agreements to enter into any of the foregoing.

              For purposes of this Section 3.19(a), all references to the Company shall include the Company and any other member of the Company Group unless the context otherwise provides.

              (b) Except as set forth on SCHEDULE 3.19, all Material Contracts are legally valid and binding obligations of the Company or any other member of the Company Group, as the case may be, and, to the knowledge of the Seller, represent valid and binding obligations of the other respective parties thereto, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. Except as set forth on SCHEDULE 3.19 and except as would not have or not reasonably be expected to have a Material Adverse Effect, there are no defaults or breaches by the Company or any other member of the Company Group, as the case may be, thereunder, and there are no defaults or breaches by other parties thereunder.

              SECTION 3.20. CERTAIN BUSINESS PRACTICES. None of the Company, any other member of the Company Group nor, to the knowledge of the Seller, any of their respective directors, officers, agents or employees (in their capacities as such) have (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (b) made any unlawful payment to any foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

              SECTION 3.21. INSURANCE. To the knowledge of the Seller, all material insurance policies maintained by, or for the benefit of, the Company Group in connection with the Business: (a) are in full force and effect, (b) are sufficient for compliance by the Company

Group with all requirements of Applicable Law, and (c) are valid and outstanding policies and enforceable against the insurer. To the knowledge of the Seller, each of the Company Group has complied in all material respects with the terms of such policies.

              SECTION  3.22.  LICENSES AND PERMITS;  GOVERNMENTAL  NOTICES.  (a)
SCHEDULE 3.22 sets forth a list of all material Permits of or with any Governmental Authority, which are held by the Company Group and relate to the Business or otherwise affect any Real Property. The Company Group possesses all Permits that are necessary under Applicable Law to conduct the Business and to own and operate their respective assets and such Permits are valid and in full force and effect, except where the failure to have such Permits would not have or would not be reasonably likely to have a Material Adverse Effect. No material defaults or violations exist or have been recorded in respect of any such Permit of the Company Group. There are no proceedings pending, or, to the knowledge of the Seller, threatened, seeking the revocation, limitation or non-renewal of any such material Permits.

              (b) Since December 31, 2003, except as set forth on SCHEDULE 3.22, none of the Company and the other members of the Company Group have received any written notice regarding, and have not been made a party to, any proceeding brought by any Governmental Authority alleging that (i) any such Person is in, or may be in, violation in any material respect of any Applicable Law or Governmental Order, (ii) any such Person must change in any material respect any of its business practices to remain in compliance with any Applicable Law or Governmental Order, (iii) any such Person has failed to obtain any material Permit required for the conduct of its business or (iv) any such Person is in default under or in violation of any material Permit.

              SECTION 3.23. AFFILIATED TRANSACTIONS. Immediately following the Closing, there will be no material Contracts by and between the Company and/or any other member of the Company Group, or officers or directors of the Company (and/or any family members of such officers or directors), on the one hand, and Seller and/or its Subsidiaries, or officers or directors of Seller (and/or any family members of such officers or directors), on the other hand, other than the Distribution Agreements and any and all Contracts that relate to the Internal Restructuring, the PBGFS Contribution, the Company Contribution and the PBGFS Distribution and survive the Closing in accordance with the provisions of the Separation and Distribution Agreement.

              SECTION 3.24. VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Capital Stock of the Company is the only vote of the holders of any class or series of the Company's Capital Stock or the Seller's Capital Stock necessary to approve the Transactions contemplated hereby.

              SECTION 3.25. REPRESENTATIONS AND WARRANTIES.

              (a) Except for the representations and warranties expressly set forth in this Agreement, the Purchaser acknowledges, for itself and on behalf of its Representatives, that neither the Seller nor any of its Representatives or any other Person makes any other express or implied representation or warranty with respect to the Company, the Business, the Transactions, the documents related hereto or otherwise or with respect to any other information provided to the Purchaser or any of its Representatives, whether on behalf of the Company or such other

Persons,   including,  as  to  the  operation,   probable  success,   prospects,
projections or profitability of the Company or the Business.

              (b) During the period between the date hereof and the Closing Date, the Seller shall, from time to time, amend or add Schedules, to make such additions to, or modifications of such Schedules, as are necessary to make the information set forth therein true, accurate and complete in all material respects on the date of this Agreement and the Closing Date, as applicable. Such amendments, additions or modifications shall be specified in a written notice delivered to the Purchaser (an "UPDATE NOTICE") no less than 15 calendar days prior to the anticipated Closing Date, which shall identify the Schedules affected by such amendments, additions or modifications and enclose such amended Schedules.

              (c) The Purchaser shall, within fifteen (15) calendar days of the delivery of the Update Notice, have the right to terminate this Agreement pursuant to the terms and conditions of Section 10.03(a)(vii) in connection with any breach or violation of any representation or warranty on the part of the Seller that occurred on or prior to the delivery date of the Update Notice and meets the standard set forth in Sections 7.02(a) and follows the procedure in
Section 10.03(a)(vii), as a result of the information disclosed in such Update Notice. If the Purchaser does not exercise such termination right within the fifteen (15) day-period, the Purchaser shall be deemed to waive its right to terminate this Agreement and such Schedules shall thereupon be deemed amended to reflect such amendments, additions and modifications and the truth and accuracy of the representations and warranties of the Seller contained in this Agreement solely for determining whether any breach thereof shall have occurred for purposes of 7.02(a), shall be determined by reference to such Schedules as so amended; PROVIDED, that such amendments, additions or modifications shall not be deemed to cure any breach for any other purpose of this Agreement, including without limitation Article VIII.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

              The Purchaser hereby represents and warrants to the Seller on the date hereof and on the Closing Date, as follows:

              SECTION 4.01. ORGANIZATION; AUTHORIZATION; ENFORCEABILITY. The Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own its properties and assets and to carry on its business as it is now being conducted and as currently proposed to be conducted immediately following the Closing. The Purchaser has the power to execute, deliver and perform its obligations under the Financing Commitment Letter, the Equity Commitment Letter, the Employee Benefits Agreement (collectively, the "PURCHASER TRANSACTION DOCUMENTS") and this Agreement and has taken all necessary action to authorize the execution, delivery and performance by it of this Agreement and the Purchaser Transaction Documents and to consummate the Transactions. No other proceedings on the part of the Purchaser are necessary for such authorization, execution, delivery and consummation. The Purchaser has duly executed and delivered this Agreement, the Financing Commitment Letter and the Equity Commitment

Letter. Each of this Agreement, the Employee Benefits Agreement, the Financing Commitment Letter and the Equity Commitment Letter constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

              SECTION 4.02. PURCHASER AS A CORPORATION AND U.S. CITIZEN. (a) The Purchaser is a corporation for all U.S. federal tax purposes that is eligible to make an election under Section 338(h)(10) of the Code.

              (b) The Purchaser is a U.S. citizen for all purposes required with respect to the transactions included in the Financing, including as required under the Federal Aviation Act of 1958, as amended, the Jones Act and other Applicable Laws governing the ownership or use of the assets subject to such Financings.

              SECTION 4.03. PURCHASE FOR INVESTMENT. The Purchaser is acquiring the Shares to be acquired hereunder for its own account (or for accounts over which it or its Affiliates exercises investment authority), for investment and not with a view to the resale or distribution thereof in violation of any securities law.

              SECTION  4.04.  NO  VIOLATION;   CONSENTS.   (a)  Subject  to  the
governmental filings and other matters referred to in Section 4.04(b), the execution, delivery and performance by the Purchaser of each of the this Agreement and the Purchaser Transaction Documents and the consummation by the Purchaser of the Transactions do not and will not contravene any Applicable Law, except for any such contravention that would not have and would not reasonably be expected to have a material adverse effect on the ability of the Purchaser to timely perform its obligations under this Agreement and the Purchaser Transaction Documents. The execution, delivery and performance by the Purchaser of this Agreement and the Purchaser Transaction Documents and the consummation of the Transactions (i) will not (A) violate, result in a breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which the Purchaser is party or by which the Purchaser is bound or to which any of its assets is subject or (B) result in the creation or imposition of any Lien upon any of the assets of the Purchaser, except for any such violations, breaches, defaults or Liens that would not have or would not reasonably be expected to have a material adverse effect on the ability of the Purchaser to timely perform its obligations under this Agreement and (ii) will not conflict with or violate any provision of the certificate of formation or operating agreement (or similar agreement) or other governing documents of the Purchaser.

              (b) No consent, authorization or order of, or filing or registration with, any Governmental Authority or other Person is required to be obtained or made by the Purchaser for the execution, delivery and performance of any of this Agreement and the Purchaser Transaction Documents or the consummation of any of the Transactions, except where the failure to obtain such consents, authorizations or orders, or make such filings or registrations, would not have or would not reasonably be expected to have a material adverse effect on the ability of the Purchaser to timely perform its obligations under this Agreement and the Purchaser Transaction Documents.

              SECTION 4.05. LITIGATION. There are no (a) outstanding Suits or Governmental Orders against or affecting the Purchaser or any of its
Subsidiaries, (b) proceedings pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser or any of its Subsidiaries or (c) investigations by any Governmental Authority that are, to the knowledge of the Purchaser, pending or threatened against or affecting the Purchaser or any of its Subsidiaries that, in any case would have or would reasonably be expected to have a material adverse effect on the ability of the Purchaser to timely perform its obligations under this Agreement.

              SECTION 4.06. FINANCING. The Purchaser has obtained the Financing Commitment Letter which, on the terms and subject to the conditions thereof, provides all funds necessary, together with the funds available to the Purchaser under the Equity Commitment Letter, to acquire all of the Shares and to pay any other amount required to consummate the Transactions. A true, complete and correct copy of the Financing Commitment Letter has been furnished to Seller. The financing required to consummate the transactions contemplated by this Agreement is referred to in this Agreement collectively as the "TRANSACTION FINANCING."

              SECTION 4.07. ANTITRUST. The Purchaser has determined in good faith, in accordance with 16 C.F.R. ss. 801.10(c)(3), that the fair market value of the assets held by the Company (together with all entities controlled by the Company) that are not exempt under Section 7a(c)(1) of the HSR Act or 16 C.F.R. Sections 802.1 or 802.4 at the time of the Closing (taking into account the Internal Restructuring, the PBGFS Contribution, the Company Contribution and the PBGFS Distribution) does not exceed $56.7 million. For the purposes of this
Section  4.07,  "controlled  by"  shall  have the same  meaning  as in 16 C.F.R.
Section 801.1(b).

              SECTION 4.08. REPRESENTATIONS AND WARRANTIES. Except for the representations and warranties expressly set forth in this Agreement, the Seller acknowledges, for itself and on behalf of its Representatives, that neither the Purchaser nor any of its Representatives or any other Person makes any other express or implied representation or warranty with respect to the Purchaser, the Transactions, the documents related hereto or otherwise or with respect to any other information provided to the Seller or any of its Representatives, whether on behalf of the Purchaser or such other Persons.

                                   ARTICLE V

                             COVENANTS OF THE SELLER

              SECTION 5.01. COMPLIANCE WITH CONDITIONS; COMMERCIALLY REASONABLE EFFORTS. The Seller shall use all commercially reasonable efforts to cause all conditions precedent to the obligations of the Seller and the Purchaser to be satisfied. Upon the terms and subject to the conditions of this Agreement, the Seller shall use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with Applicable Law to consummate and make effective in the most expeditious manner practicable the Transactions and the Internal Restructuring in accordance with the terms of this Agreement and the Separation and Distribution Agreement.

              SECTION 5.02. ACCESS TO BOOKS AND RECORDS

              (a) The Seller shall and shall cause the Company to (i) afford to the Purchaser and its Representatives, under the supervision of the Seller, reasonable access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Section 10.03) to (A) the properties, books, Contracts and records related to the Business, (B) such employees of the members of the Company Group as reasonably agreed upon by the Seller and the Purchaser and (C) the lessees named on SCHEDULE 5.02 hereto, and, during such period, shall, upon request, furnish as soon as reasonably practicable to the Purchaser all other information concerning the Business as the Purchaser may reasonably request; PROVIDED, that
(x) such access shall not interfere with the day-to-day operations of the Company Group and (y) no investigation or receipt of information pursuant to this Section 5.02 shall affect any representation or warranty of the Company or the conditions to the obligations of the Purchaser and (ii) provide to the Purchaser copies of the execution copies of the Distribution Agreements concurrently with the execution thereof and in no event later than five (5) Business Days before the Closing Date.

              (b) All requests pursuant to this Section 5.02 shall be made to the Persons designated from time to time by the Seller for this purpose, who shall initially be the individuals listed on SCHEDULE 5.02.

              SECTION  5.03.  CONSENTS  AND  APPROVALS.  Except  as set forth on
SCHEDULE 5.03, the Seller shall, and shall cause the Company to, (a) use all commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Authorities and of all other Persons required in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions by the Seller and (b) shall diligently assist and cooperate with the Purchaser in preparing and filing all documents required to be submitted by the Purchaser to any Governmental Authority in connection with the issuances pursuant to this Agreement (which assistance and cooperation shall include timely furnishing to the Purchaser all information concerning the Company Group that counsel to the Purchaser reasonably determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

              SECTION 5.04. INTENTIONALLY OMITTED.

              SECTION 5.05. NO SOLICITATION OF OTHER OFFERS. (a) The Seller and its Affiliates and their respective Representatives have ceased any activities, discussions or negotiations with any Person or Persons other than the Purchaser or Persons acting on its behalf that were conducted prior to March 7, 2006 with respect to any Acquisition Proposal.

              (b) The Seller and its Subsidiaries shall not take, and shall use commercially reasonable efforts to cause their respective Representatives and Affiliates not to take, any action to (i) knowingly solicit the making or submission of any Acquisition Proposal or (ii) knowingly initiate or participate in any discussions or negotiations with any Person (other than the Purchaser) in furtherance of any proposal that constitutes or could reasonably be expected to lead to any Acquisition Proposal; PROVIDED, HOWEVER, that the Seller and the Representatives, in response to a bona fide unsolicited proposal that constitutes an Acquisition Proposal, may participate in discussions or negotiations with, or furnish or disclose any non-public information to, any Person which makes such Acquisition Proposal if (A) the Board of Directors of the Seller reasonably determines in good faith, after consultation with its independent financial advisors, that such Acquisition Proposal is, or may reasonably be expected to lead to, a Superior Proposal and (B) the Seller shall have provided
(1) prompt notice to the Purchaser of its intent, intent to take such action, the identity of the Person making the Acquisition Proposal and the material terms and conditions of such proposal and (2) received from such Person an executed confidentiality agreement in reasonably customary form on terms not in the aggregate materially more favorable to such Person than the terms contained in the Confidentiality Agreement. Notwithstanding the foregoing, nothing in this
Section 5.05 or any other provision of this Agreement shall prohibit the Seller, its Representatives or the Board of Directors of the Seller from making any disclosure to the stockholders of the Seller as, in the good faith judgment of the Board of Directors of the Seller is required under Applicable Law or that the failure to make such disclosure is reasonably likely to cause the Board of Directors of the Seller to violate its respective fiduciary duties.

              (c) The Board of Directors of the Seller (or any committee thereof) shall not (i) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (ii) cause the Seller or any of its Subsidiaries to enter into and approve any letter of intent, agreement in principle or similar agreement relating to any Acquisition Proposal; PROVIDED, HOWEVER, that the Board of Directors of the Seller may recommend to their respective stockholders an Acquisition Proposal if (x) the Board of Directors of the Seller, has received an Acquisition Proposal that the Board of Directors of the Seller has determined in good faith, is a Superior Proposal and has complied with its obligations under this Section 5.05 and (y) the Seller has notified the Purchaser in writing of the terms of the Superior Proposal and of its intent to take such action, and has taken into account any revised proposal made by the Purchaser to the Company within five (5) Business Days after delivery to the Purchaser of such notice and again has determined in good faith that such Acquisition Proposal (as if the same may have been modified or amended) remains a Superior Proposal.

              (d) In addition to the obligations set forth in Section 5.05(c), the Seller shall as promptly as practicable (and in any event within two (2) Business Days) advise the Purchaser of any request for information with respect to any Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to any Acquisition Proposal, including the terms and conditions of such Acquisition Proposal (but not modifications to terms and conditions proposed during discussions or negotiations permitted by this Section 5.05). The Seller shall as promptly as practicable provide to the Purchaser any non-public information concerning the Company provided to any other Person in connection with any Acquisition Proposal or any inquiry with respect to any Acquisition Proposal, which was not previously provided or made available to the Purchaser.

              SECTION 5.06. CONFIDENTIALITY; INFORMATION. (a) The Seller and each of its Subsidiaries shall and shall cause their respective Representatives to keep all information received by it or them in connection with the negotiations and execution of this Agreement and the consummation of the Transactions from the Purchaser or its Representatives confidential, and the Seller shall not, without the Purchaser's prior written consent, disclose such information in any manner whatsoever, in whole or in part, except (i) for disclosure to the Representatives of the Seller and its Subsidiaries who have a need to know such information for the purpose of assisting in the consummation of the Transactions, (ii) to the extent, in the sole judgment of the

Seller, disclosure is required by Applicable Law, court process or by applicable rules or listing agreements with any national securities exchange or quotation system on which the Seller lists securities and (iii) to the extent disclosure is requested by any Governmental Authority having jurisdiction over the Seller, any of its Subsidiaries or any Seller Representative. The Seller shall use all commercially reasonable efforts to cause its Representatives and its Subsidiaries' Representatives to comply with the foregoing requirement.

              (b) Section 5.06(a) shall not apply to any such information that (i) is or becomes generally available to the public other than as a result of any disclosure or other action or inaction by the Seller or its Subsidiaries or any of their respective Representatives, (ii) is or becomes known or available to the Seller or its Subsidiaries on a non-confidential basis from a source (other than the Purchaser or its Representatives) that, to the knowledge of the Seller, is not under a legal obligation to disclose such information or
(iii) was independently developed by the Seller or its Subsidiaries or any of their respective Representatives without reference to any information provided by the Purchaser or any of its Representatives (except pursuant to clauses (i) or (ii)) that was known to the Seller or its Subsidiaries prior to such disclosure by the Purchaser or its Representatives.

              (c) In the event that the Seller or its Subsidiaries or any of their respective Representatives become legally compelled (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or otherwise), to disclose any information referred to in
Section 5.06(a), the Seller shall or shall cause its Subsidiaries to provide the Purchaser with prompt written notice so that the Purchaser may seek a protective order or other appropriate remedy. Failing the entry of a protective order or other appropriate remedy or receipt of a waiver hereunder, the Seller shall or shall cause its Subsidiaries, as applicable, to furnish only that portion of the information which it is advised by its counsel is legally required to be furnished and shall exercise its commercially reasonable efforts to obtain
reliable   assurance  that   confidential   treatment  shall  be  accorded  such
information.

              SECTION 5.07. THE DISTRIBUTION AGREEMENTS. (a) Prior to the Closing Date, the Seller shall, and the Seller shall cause the Company to, enter into each of the Distribution Agreements.

              (b) From the date of execution of any of the Distribution Agreements pursuant to Section 5.07(a) until the Closing Date, the Seller shall not materially alter, amend or modify such Distribution Agreement without the prior written consent of the Purchaser; PROVIDED, that, notwithstanding the foregoing, nothing in this Section 5.07 or any other provision of this Agreement shall prohibit the Seller from, at any time prior to the Closing Date, amending any schedules of the Separation and Distribution Agreement, to make such additions to or modifications of such Schedules as are necessary to make the information set forth therein true, accurate and complete in all material respects; PROVIDED, HOWEVER, that the Seller shall not make any such alteration, amendment or modification to the schedules of the Separation and Distribution Agreement that materially adversely affects the financial interests of the Purchaser.

              SECTION 5.08. CONDUCT OF BUSINESS. During the period from the date hereof to the Closing Date (unless earlier terminated in accordance with Section 10.03), the Seller shall, and shall cause each member of the Company Group to
(a) conduct and maintain the Business in
the ordinary course of business consistent with past practice and (b) take all reasonable steps available to maintain the goodwill of the Business. Notwithstanding the immediately preceding sentence, unless otherwise contemplated by this Agreement, the Distribution Agreements, the Transactions or the Internal Restructuring, during the period from the date hereof to the Closing (unless earlier terminated in accordance with Section 10.03), the Seller shall not, and shall cause each of its Subsidiaries not to take any of the following actions solely with respect to the Company, the other members of the Company Group and the Business without the prior written consent of the Purchaser (which such consent shall not be unreasonably withheld, delayed or conditioned):

              (a) amend the certificate of incorporation, bylaws or other similar corporate governance instrument of the Company or any of the other members of the Company Group, or subdivide or reclassify in any way any of the Company's Capital Stock or change or agree to change in any manner the rights of the Company's outstanding Capital Stock;

              (b) redeem, purchase or otherwise acquire any of the Capital Stock or other equity interests of any Person;

              (c) issue or sell any shares of Capital Stock or other equity interests of the Company or any of the other members of the Company Group, or securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe to, such Capital Stock of the Company or any of the other members of the Company Group;

              (d) adopt or amend any collective bargaining agreement that is a Material Contract other than in the ordinary course of business consistent with past practice;

              (e) except to the extent necessary to effectuate a plan of liquidation of the Company for income tax purposes in connection with the PBGFS Distribution and the deemed liquidation of the Company Group under Section 338(h)(10) of the Code, adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of the Company or any of the other members of the Company Group having assets or liabilities in excess of $50,000;

              (f) grant to any employee of the Business any material increase in compensation or benefits; PROVIDED, HOWEVER, that an increase of five percent (5.0%) or less in compensation or benefits shall not be considered a material increase for purposes of this Section 5.08(f) if such increases shall not result in an aggregate of a five percent (5.0%) increase in compensation or benefits of all employees of the Business;

              (g) permit the Company or any of the other members of the Company Group to incur or assume any liabilities, obligations or Indebtedness for borrowed money or guarantee any such liabilities, obligations or Indebtedness or, incur or assume any debt, obligation or liability (whether absolute or contingent and whether or not currently due and payable) that in the aggregate exceeds $1,000,000;

              (h) permit the Company or any of the other members of the Company Group to make any loan or advance to its officers, directors, employees, consultants, agents or equity holders, other than travel advances, expense reimbursement and similar payments, which is in the ordinary course of business consistent with past practice as provided above;

              (i) permit, allow or suffer any of assets of the Business to become subjected to any Lien, other than Permitted Liens;

              (j) make any change in any method of accounting or accounting practice or policy applied to the Company Group or the Business other than those required by Applicable Law or by GAAP;

              (k) permit the Company or any of the other members of the Company Group to merge or consolidate with, or acquire all or any significant portion of the assets of any business or any Person, or agree to change in any material respect the character of its Business;

              (l) permit the Company or any of the other members of the Company Group to make or incur any capital expenditure that in the aggregate exceeds $500,000;

              (m) permit the Company or any of the other members of the Company Group to enter into, materially modify or terminate any lease of Real Property other than in the ordinary course of business consistent with past practice;

              (n) permit the Company or any of the other members of the Company Group to enter into any (i) employment or consulting Contract other than in the a manner consistent with past practice or (ii) any other Contract either involving consideration in excess of $500,000 under each such Contract or $1,000,000 under such Contracts in the aggregate;

              (o) permit the Company or any of the other members of the Company Group in the ordinary course of business to accelerate, terminate, materially modify or cancel any Contract involving consideration in excess of $1,500,000 under each such Contract or $3,000,000 under such Contracts in the aggregate;

              (p) permit the Company or any of the other members of the Company Group outside of the ordinary course of business to accelerate, terminate, materially modify or cancel any Contract involving consideration in excess of $100,000 under each such Contract or $500,000 under such Contracts in the aggregate;

              (q) materially change any of its business policies material to the Business, including advertising, marketing, pricing, purchasing, personnel, sales, returns, budget or product acquisition policies other than in the ordinary course of business consistent with past practice;

              (r) transfer to or from the Company any employees from or to, respectively, Seller or any of its Affiliates or removal of any employee of the Company or any other member of the Company Group other than in the ordinary course of business consistent with past practice;

              (s) permit the Company or any of the other members of the Company Group to sell, lease, distribute or otherwise dispose of any material assets of the Business (other than off-lease or returned assets in the ordinary course of business) that in the aggregate exceeds $1,000,000;

              (t) originate or service any Financing other than in the ordinary course of business consistent with past practice;

              (u) permit the Company or any of the other members of the Company Group to hire any single employee whose annual base salary will exceed $120,000 or hire more than one employee whose annual base salaries will in the aggregate exceed $240,000;

              (v) permit the Company or any of the other members of the Company Group to enter into any Contract with respect to any IT System or component thereof involving consideration in excess of $100,000 under each such Contract or $200,000 under such Contracts in the aggregate; and

              (w) agree or resolve, whether or not in writing, to do any of the foregoing.

              SECTION 5.09. MONTHLY MANAGEMENT REPORTS; DELIVERY OF FINANCIAL STATEMENTS. As soon as available and in any event within twenty (20) Business Days after the end of each month in each fiscal year of the Company, the Seller shall provide to the Purchaser a copy of the Company's management report with respect to the Business for such month, which shall include a balance sheet, an income statement, portfolio statistics, volume (new business), delinquency and write-off report for such month prepared in the ordinary course of business consistent with past practice. As soon as reasonably practicable, but in no event later than June 23, 2006, the Seller shall furnish to the Purchaser the Company 2005 Audited Financial Statements, the PBG Partnership 2005 Financial Statements and the Company 2006 First Quarter Financial Statements.

              SECTION 5.10. SCHEDULED PAYMENTS

              Subject to consummation of the Transactions, (a) all payments scheduled to become due in accordance with the terms of the leases related to each Financing (the "SCHEDULED PAYMENTS") payable to the Company or any of its Subsidiaries on or prior to June 30, 2006 shall be for the benefit of the Seller, and the Purchaser shall cause the Company to hold any such payments received by the Company as agent, in trust and on behalf of the Seller and shall pay and deliver the same, in the form received, promptly to the Seller, but in any event no later than (3) Business Days after receipt of such Scheduled Payments and (b) the Company shall not dividend, distribute or release to the Seller or any other Person prior to the earlier of the Closing or the Termination Date any Scheduled Payments payable to the Company or any of its Subsidiaries following June 30, 2006, which payments shall be for the benefit of the Company and shall be held by the Company.

              SECTION 5.11. TAXES. (a) Notwithstanding anything herein to the contrary, the Seller and the Purchaser shall jointly complete and make a timely election under Section 338(h)(10) of the Code with respect to the Company and each of the eligible members of the Company Group on Form 8023 or in such other manner as may be required by rule or regulation of the IRS and shall jointly make an election in the manner required under any analogous provisions of state or local law with respect to the Company and each of the eligible members of the Company Group. The Seller and the Purchaser shall prepare Form 8023 and all such forms as are required as attachments to Form 8023 (and all forms under analogous provisions of state or local law) in accordance with applicable Tax laws. Such duly executed and completed forms as are required to be filed under Section 338(h)(10) of the Code (and analogous provisions of state or local law) shall be delivered by the Seller and Purchaser to each other.

              (b) The Seller and the Purchaser agree to use commercially reasonable efforts to perform or cause to be performed on or prior to the Closing Date: (i) an initial valuation of assets of the Company and the eligible members of the Company Group for purposes of Section 338 of the Code; (ii) a computation of the aggregate deemed sale price ("ADSP") (as defined under Treasury Regulations Section 1.338-4) with respect to the Company and each of the eligible members of the Company Group; and (iii) an allocation of ADSP of the Company and the eligible members of the Company Group for purposes of
Section 338 of the Code (collectively, the "338 VALUATIONS AND ALLOCATIONS").

              (c) If the Seller and the Purchaser agree upon the 338 Valuations and Allocations on or prior to the Closing Date, then on or prior to the date that is 120 days following the Closing Date, the 338 Valuations and Allocations shall be adjusted appropriately to reflect any purchase price adjustment under Section 2.03 hereof (the "ADJUSTED 338 VALUATIONS AND ALLOCATIONS"). The Adjusted 338 Valuations and Allocations determined pursuant to this Section 5.11(c) shall be used for purposes of all relevant Tax Returns, reports and filings, and neither the Seller nor the Purchaser shall take any position that is inconsistent therewith.

              (d) If the Seller and the Purchaser cannot agree upon the 338 Valuations and Allocations on or prior to the Closing Date, then the first Big Four Public Accounting Firm (on an alphabetical basis) that is not currently serving as the auditor of any of the Seller, Company or Purchaser shall be selected to determine the 338 Valuations and Allocations in accordance with
Section 5.11(c) hereof. The 338 Valuations and Allocations determined by such independent public accounting firm shall be final and binding. The fees and expenses incurred with respect to the independent public accounting firm performing the 338 Valuations and Allocations shall be allocated fifty percent (50%) to the Seller and fifty percent (50%) to the Purchaser. The 338 Valuations and Allocations determined pursuant to this Section 5.11(d) shall be used for purposes of all relevant Tax Returns, reports and filings, and neither the Seller nor the Purchaser shall take any position that is inconsistent therewith.

              (e) This Agreement and the Separation and Distribution Agreement shall constitute the Company's plan of complete liquidation for purposes of Section 332 of the Code. The Purchaser and the Seller acknowledge and agree that the PBGFS Distribution will be part of a complete liquidation under Treasury Regulations Sections 1.338(h)(10)-1(d)(4) and 1.338(h)(10)-1(e), Ex.2.

              (f) Except as provided in paragraph (a) of this Section 5.11, the Purchaser shall not make any election under Section 338 of the Code.

              SECTION 5.12. STATUTE OF LIMITATIONS. The Company shall prepare and deliver to the Purchaser a list of all outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material non-income Taxes or material non-income Tax Returns of the Company or its Subsidiaries.

              SECTION 5.13. DIRECTORS AND OFFICERS. Within ten (10) Business Days of the Closing, the Seller shall deliver in writing to the Purchaser a list setting forth the identity and title of each director and officer of the Company Group. At least five (5) Business Days prior to Closing, the Purchaser shall deliver in writing to the Seller a list (the "RESIGNATION LIST") which identifies by name, title and employer those directors and officers of the Company Group whom Purchaser would like to resign effective as of Closing.

              SECTION 5.14. CLOSING DATE OPERATIONS EXPENSE STATEMENT. On the Closing Date, the Seller shall deliver to the Purchaser an unaudited combined pro forma statement of Operation Expenses for the four month period ending as of the last day of the month immediately preceding the Closing Date identifying on a line by line basis each category of expenses incurred by Pitney Bowes Capital Services and setting forth the assumptions, exceptions and basis for deriving such amounts, prepared in accordance with GAAP on a basis consistent with the policies, principles, practices and methods set forth on SCHEDULE 3.05(c) (the "CLOSING DATE OPERATIONS EXPENSE STATEMENT").

              SECTION 5.15. ASSISTANCE. The Seller shall cooperate with the Purchaser in connection with the financing contemplated by the Financing Commitment Letter, including, under the supervision of the Seller, providing the Purchaser and its financing sources and their respective representatives reasonable access during normal business hours from the date of execution and delivery of this Agreement to the Closing Date (or the earlier termination hereof) to the books and records and employees of the Company and its Subsidiaries related to the Business (after taking into effect the Internal Restructuring, the PBGFS Contribution, the Company Contribution and the PBGFS Distribution) and using (and causing its Subsidiaries to use) commercially reasonable efforts to satisfy all conditions precedent in the Financing Commitment Letter within the control of the Seller and its Subsidiaries to be satisfied by the Seller and its Subsidiaries; PROVIDED, that such access and efforts shall not interfere with the day-to-day operations of the Seller, the Company and its Subsidiaries. For the avoidance of doubt, the Seller shall not be obligated to provide any information relating to any financial statements other than the financial statements related to the Business and furnished as contemplated by this paragraph, and the Seller shall not be required to incur any expenses in connection with providing such access. Upon reasonable notice from the Purchaser, the Seller shall permit members of senior management of the Company Group (the "PARTICIPATING MANAGEMENT MEMBERS") to participate, under the supervision of the Seller, in meetings with prospective investors, "road shows" in connection with the financing, meetings with rating agencies and in drafting sessions related to the offering materials for the Transaction Financing and Seller shall use reasonable efforts to cause the present and former independent accountants for the Seller to participate in drafting sessions related to the offering materials for the Transaction Financing and making work papers available to the Purchaser, the underwriters or placement agents for the Transaction Financing and their respective representatives; PROVIDED that the Purchaser shall endeavor to minimize the interference with the ability of the Participating Management Members to carry out their normal responsibilities for ongoing management of the Business resulting from such participation in drafting sessions and the road show; PROVIDED FURTHER that the Purchaser shall indemnify and hold harmless the Seller, the Company and its Subsidiaries against any and all Losses to which they may become subject under any securities laws including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other statute or common law of the United States or any other country or political subdivision thereof, or otherwise, including the amount paid in settlement of any litigation commenced or threatened, and shall promptly reimburse them, as and when incurred, for any legal or other expenses incurred by them in connection with investigating any claims and defending any actions, insofar as any such Losses arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact by any Participating Management Member at any such drafting session or road show presentation or (ii) the omission or alleged omission to state a material fact required to be stated by such Participating Management Member in order to make his/her statements not misleading to a prospective investor; PROVIDED FURTHER that the foregoing indemnity shall not apply to any statements by Participating Management Members which (x) are slanderous against the Purchaser or its Affiliates, (y) are based on the gross negligence or willful misconduct of such Participating Member or
(z) such Participating Member knows to be untrue or misleading. The Purchaser shall promptly, upon request by the Seller, reimburse the Seller for all documented out-of-pocket expenses incurred by the Seller or its Affiliates or representatives in connection with such cooperation. Nothing contained in this
Section 5.15 shall be deemed to limit the indemnification rights of any Purchaser Indemnified Party under Article VIII hereof.

                                   ARTICLE VI

                           COVENANTS OF THE PURCHASER

              SECTION 6.01. COMPLIANCE WITH CONDITIONS; COMMERCIALLY REASONABLE EFFORTS. The Purchaser shall use all commercially reasonable efforts to cause all conditions precedent to the obligations of the Purchaser to be satisfied, including, without limitation, maintaining in full force and effect the Equity Commitment Letter and the Employee Benefits Agreement. The Purchaser shall cooperate to cause all conditions precedent to the obligations of the Seller to be satisfied in which the Purchaser's participation is reasonably required by the Seller to satisfy such conditions precedent. Upon the terms and subject to the conditions of this Agreement, the Purchaser shall use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with Applicable Law to consummate and make effective in the most expeditious manner practicable the Transactions and the Internal Restructuring in accordance with the terms of this Agreement and the Separation and Distribution Agreement.

              SECTION 6.02. CONSENTS AND APPROVALS. The Purchaser (a) shall use all commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Authorities and of all other Persons required in connection with the execution, delivery and performance of this Agreement and the Purchaser Transaction Documents or the consummation of the Transactions by the Purchaser and (b) shall diligently assist and cooperate with the Seller in preparing and filing all documents required to be submitted by the Seller to any Governmental Authority in connection with the Transactions (which assistance and cooperation shall include timely furnishing to the Seller all information concerning the Purchaser that counsel to the Seller reasonably determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

              SECTION 6.03. CONFIDENTIALITY; INFORMATION. (a) The Purchaser shall and shall cause its Representatives to keep all information received by it or them in connection with the negotiations and execution of this Agreement and the consummation of the Transactions from the Seller or its Representatives confidential, and the Purchaser shall not, without the Seller's prior written consent, disclose such information in any manner whatsoever, in whole or in part, except (i) for disclosure to the Representatives of the Seller who have a need to know such information for the purpose of assisting in the consummation of the Transactions, (ii) to the extent, in the sole judgment of the Seller, disclosure is required by Applicable Law or court process and (iii) to the extent disclosure is requested by any Governmental Authority having jurisdiction over the Seller, any of its Subsidiaries or any Seller Representative. The Purchaser shall use its commercially reasonable efforts to cause its Representatives to comply with the foregoing requirement.

              (b) Section 6.03(a) shall not apply to any such information that (i) is or becomes generally available to the public other than as a result of any disclosure or other action or inaction by the Purchaser or any of its Representatives, (ii) is or becomes known or available to the Purchaser on a non-confidential basis from a source (other than the Seller or its Representatives) that, to the knowledge of the Purchaser, is not under a legal obligation to disclose such information to the Purchaser or (iii) was independently developed by the Purchaser or its Representatives without reference to any information provided by the Seller or its Representatives (except pursuant to clauses (i) or (ii)) that was known to the Purchaser prior to such disclosure by the Seller or its Representatives.

              (c) In the event that the Purchaser or its Representatives become legally compelled (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or otherwise), to disclose any information referred to in Section 6.03(a), the Purchaser shall provide the Seller with prompt written notice so that the Seller may seek a protective order or other appropriate remedy. Failing the entry of a protective order or other appropriate remedy or receipt of a waiver hereunder, the Purchaser shall furnish only that portion of the information which it is advised by its counsel is legally required to be furnished and shall exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded such information.

              SECTION 6.04. PROHIBITION ON SOLICITATION AND HIRING. (a) The Purchaser shall not, nor shall it permit any Affiliate (other than a portfolio company) to, for a period of two (2) years from the date hereof, directly or indirectly, solicit for employment or hire any senior management employee or senior technical employee of the Business, the Seller or any of its Subsidiaries, with whom the Purchaser came into contact as a result of either the due diligence process in respect of the Transactions, whether or not such Person would commit a breach of his or her contract of service in leaving such employment; PROVIDED, HOWEVER, that the foregoing shall not prohibit the Purchaser or an Affiliate of the Purchaser from making general solicitations of employment (or engaging search firms to make such solicitations) not specifically directed toward employees of the Seller or any of its Subsidiaries and/or hiring any employee who responds to any such general solicitation or initiates contact with the Purchaser or Affiliate without solicitation.

              (b) If this Agreement is terminated pursuant to Section 10.03, the Purchaser shall not, nor shall it permit any Affiliate (other than a portfolio company to the extent permitted below) to, for a period of two (2) years from the date hereof, directly or indirectly, assist (including through identification, introduction or otherwise for the purpose of inducing employment) a portfolio company of the Purchaser or Affiliate in soliciting for employment any senior management employee or senior technical employee of the Business, the Seller or any of its Subsidiaries, with whom the Purchaser came into contact as a result of either the due diligence process in respect of the Transactions, whether or not such Person would commit a breach of his or her contract of service in leaving such employment; PROVIDED, HOWEVER, that the foregoing shall not prohibit any portfolio company of the Purchaser or an Affiliate of the Purchaser from making general solicitations of employment (or engaging search firms to make such solicitations) not specifically directed toward employees of the Seller or any of its Subsidiaries and/or hiring any employee who responds to any such general solicitation or initiates contact with the portfolio company of the Purchaser or Affiliate without solicitation.

              SECTION 6.05. FINANCING COMMITMENT LETTER. (a) The Purchaser shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (i) maintain in effect the Transaction Financing and the Financing Commitment Letter, (ii) enter into definitive financing agreements with respect to the Transaction Financing, so that such agreements are in effect as promptly as practicable but in any event no later than the Closing Date and (iii) consummate the Transaction Financing at or prior to Closing.

              (b) If, notwithstanding the use of commercially reasonable efforts by the Purchaser to satisfy its obligations under Section 6.05(a), any of the Transaction Financing or the Financing Commitment Letter (or any definitive financing agreement relating thereto) expire or are terminated prior to the Closing, in whole or in part, for any reason, the Purchaser shall (i) promptly notify the Seller of such expiration or termination and the reasons therefor and (ii) promptly arrange for alternative debt or equity financing to replace the financing contemplated by such expired or terminated commitments or agreements (A) in an amount sufficient to consummate the Transactions contemplated by this Agreement, (B) on substantially the same terms and conditions as set forth in the draft Commitment Letter attached hereto as
EXHIBIT G and (C) from a reputable financial institution(s) reasonably acceptable to the Seller, which shall include those institutions set forth on
SCHEDULE 6.05(b).

                                  ARTICLE VII

                         CONDITIONS PRECEDENT TO CLOSING

              SECTION 7.01. CONDITIONS TO THE SELLER'S OBLIGATIONS IN RESPECT OF THE CLOSING. The obligations of the Seller to sell the Shares hereunder shall be subject, at the election of the Seller, to the satisfaction or waiver, on the Closing Date, of the following conditions:

              (a) The representations and warranties of the Purchaser in this Agreement shall be true and correct in all respects (without regard to any material adverse effect or materiality qualification) on and as of the Closing Date with the same force and effect as though such representations and warranties were made as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date); PROVIDED, that the condition set forth in this Section 7.01(a) shall only be deemed to not have been satisfied if the failure of any such representation(s) and warranty(ies) to be true and correct have or would reasonably be likely to have, individually or in the aggregate, a material adverse effect on the ability of the Purchaser to consummate the Transactions.

              (b) The Purchaser shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by the Purchaser on the Closing Date.

              (c) The Purchaser shall have delivered to the Seller a certificate executed by it or on its behalf by a duly authorized representative, dated the Closing Date, to the effect that each of the conditions specified in paragraphs (a) and (b) of this Section 7.01 has been satisfied.

              (d) No provision of any Applicable Law or Governmental Order shall be in effect which has the effect of making the Transactions or the ownership by the Purchaser of the Shares illegal or shall otherwise prohibit the consummation of the Transactions.

              (e) The Internal Restructuring, the PBGFS Contribution, the Company Contribution and the PBGFS Distribution shall have been consummated.

              (f) The Purchaser shall have executed and delivered to the Seller a copy of Form 8023, including an election under Section 338(h)(10) of the Code for the Company and each of the eligible members of the Company Group.

              (g) The Employee Benefits Agreement shall be in full force and effect.

              (h) No action, suit or proceeding shall have been instituted or threatened prior to the Closing to restrain, prohibit or obtain damages or other relief, or otherwise interfere with the performance of any material obligation of any party under this Agreement or the Distribution Agreements, the consummation of any transaction contemplated hereby or thereby, or the ownership of the Shares by the Purchaser, or which otherwise questions the legality or validity of any transaction contemplated hereby or thereby or which might affect the right of the Purchaser to own, operate or control, after the Closing, the Business and the assets, properties and businesses of the Company Group or which has or may have a Material Adverse Effect, and no temporary, preliminary or permanent injunction or restraining order shall have been issued by any judicial or administrative tribunal of competent jurisdiction which would have any of the foregoing effects.

              (i) The Equity Commitment Letter shall be in full force and effect.

              SECTION 7.02. CONDITIONS TO THE PURCHASER'S OBLIGATIONS IN RESPECT OF THE CLOSING. The obligations of the Purchaser to purchase the Shares hereunder shall be subject to the satisfaction or waiver, on the Closing Date, of the following conditions:

              (a) The representations and warranties of the Seller in this Agreement shall be true and correct in all respects (without regard to any Material Adverse Effect or materiality qualification) on and as of the Closing Date with the same force and effect as though such representations and warranties were made as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date); PROVIDED, that the condition set forth in this Section 7.02(a) shall only be deemed to not have been satisfied if the failure of any such representation(s) and warranty(ies) to be true and correct have or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

              (b) The Seller shall have performed in all material respects all of its obligations, agreements and covenants contained in this Agreement to be performed and complied with at or prior to the Closing Date.

              (c) The Seller shall have delivered to the Purchaser a certificate executed by it or on its behalf by a duly authorized representative, dated the Closing Date, to the effect that each of the conditions specified in paragraphs (a) and (b) of this Section 7.02 has been satisfied.

              (d) No provision of any Applicable Law or Governmental Order shall be in effect which has the effect of making the Transactions or the ownership by the Purchaser of the Shares illegal or shall otherwise prohibit the consummation of the Transactions.

              (e) The Seller shall have delivered to the Purchaser the Company 2005 Audited Financial Statements, the PBG Partnership 2005 Financial Statements and the Company 2006 First Quarter Financial Statements.

              (f) Each of the individuals set forth on the Resignation List shall have resigned from the board of director and/or officer position(s) of the Company Group set forth opposite his or her name on the Resignation List effective as of the Closing.

              (g) The Internal Restructuring, the PBGFS Contribution, the Company Contribution and the PBGFS Distribution shall have been consummated.

              (h) The Seller and the Company shall have entered into each of the Distribution Agreements which shall be in full force and effect and delivered a copy of each of the fully executed Distribution Agreements to the Purchaser.

              (i) No action, suit or proceeding shall have been instituted or threatened prior to the Closing to restrain, prohibit or obtain damages or other relief, or otherwise interfere with the performance of any material obligation of any party under this Agreement or the Distribution Agreements, the consummation of any transaction contemplated hereby or thereby, or the ownership of the Shares by the Purchaser, or which otherwise questions the legality or validity of any transaction contemplated hereby or thereby or which might affect the right of the Purchaser to own, operate or control, after the Closing, the Business and the assets, properties and businesses of the Company Group or which has or may have a Material Adverse Effect, and no temporary, preliminary or permanent injunction or restraining order shall have been issued by any judicial or administrative tribunal of competent jurisdiction which would have any of the foregoing effects.

              (j) The Seller shall have complied with each of its delivery obligations pursuant to Section 2.02(b) hereto.

              (k) The consents listed on SCHEDULE 7.02(k) shall have been (i) obtained and the evidence of such consents delivered to the Purchaser or (ii) otherwise dealt with in accordance with SCHEDULE 2.03(e) hereof.

              (l) The third party agreements set forth on SCHEDULE 7.02(l) shall have been executed and delivered by the parties thereto and shall be in full force and effect.

              (m) The Seller shall have executed and delivered to the Purchaser a copy of Form 8023, including an election under Section 338(h)(10) of the Code for the Company and each of the eligible members of the Company Group.

                                  ARTICLE VIII

                                 INDEMNIFICATION

              SECTION 8.01. INDEMNIFICATION BY THE SELLER

              (a) For the time periods and subject to the limitations and conditions set forth below or elsewhere in this Article VIII, the Seller agrees to indemnify and hold the Purchaser, the Company Group and each of their respective successors and permitted assigns and their respective officers, directors, employees, representatives, attorneys, consultants and agents (individually a "PURCHASER INDEMNIFIED PARTY" and collectively, the "PURCHASER INDEMNIFIED PARTIES") harmless from and against all Losses that are sustained or incurred by any of the Purchaser Indemnified Parties by reason of, resulting from or arising out of all or any of the following:

                     (i) any breach or inaccuracy of a representation or warranty of the Seller contained in this Agreement or in any Distribution Agreement (without regard to any Material Adverse Effect qualification and without regard to any amendment, addition or modification to the Schedules as contemplated by Section 3.25 hereof);

                     (ii) any breach of or failure by the Seller to perform any of its covenants, agreements or other obligations contained in this Agreement or in any Distribution Agreement;

                     (iii) any actions or operations of the Company Group prior to the Closing that result in a breach or inaccuracy of a representation or warranty of the Seller contained in this Agreement or in any Distribution Agreement (without regard to any Material Adverse Effect qualification and without regard to any amendment, addition or modification to the Schedules as contemplated by Section 3.25 hereof);

                     (iv)   any  failure  of  the  Company's   Financing   Files
       pertaining to each Financing to be complete in all material respects with respect to the Company's interest in such Financing; or

                     (v)    any  claims  of   stockholders   of  the  Seller  in
       connection  with  the   transactions   contemplated   hereby  or  by  the
       Distribution Agreements.

              (b) Any claims for indemnification made pursuant to Section 8.01(a)(i), Section 8.01(a)(iii) and 8.01(a)(iv) will be paid only to the extent that the aggregate amount of all such claims exceeds Two Million Two Hundred Fifty Thousand Dollars ($2,250,000), at which point the Seller shall be liable for the full amount of such Losses back to the first dollar thereof.

              SECTION 8.02. INDEMNIFICATION BY PURCHASER.

              (a) The Purchaser agrees to indemnify and hold the Seller, its Affiliates and each of their respective successors and permitted assigns and their respective officers, directors, employees, representatives, attorneys, consultants and agents (individually a "SELLER INDEMNIFIED PARTY" and collectively, the "SELLER INDEMNIFIED PARTIES") harmless from and against any and all Losses that are sustained or incurred by any of the Seller Indemnified Parties by reason of, resulting from or arising out of all or any of the following:

                     (i) any breach or inaccuracy of a representation or warranty of the Purchaser contained in this Agreement or in any Distribution Agreement to which the Purchaser is a party;

                     (ii) any breach of or failure by the Purchaser to perform any of its covenants, agreements or other obligations contained in this Agreement or in any Distribution Agreement to which the Purchaser is a party; or

                     (iii) any actions or operations of the Company Group after the Closing.

              (b) Any claims for indemnification made pursuant to Section 8.02(a)(i) will be paid only to the extent that the aggregate amount of all such claims exceeds Two Million Two Hundred Fifty Thousand Dollars ($2,250,000), at which point the Purchaser shall be liable for the full amount of such Losses back to the first dollar thereof.

              SECTION 8.03. CLAIMS PROCEDURE.

              (a) Except with respect to third party claims, actions or suits covered by Section 8.04, any Purchaser Indemnified Party or any Seller Indemnified Party who wishes to make a claim for indemnification for a Loss pursuant to this Article VIII (an "INDEMNIFIED PARTY") shall give written notice to each Person from whom indemnification is being claimed (an "INDEMNIFYING PARTY") with reasonable promptness after the Indemnified Party's discovery of the facts and circumstances giving rise to the indemnification claim. The
Indemnified Party shall supply the Indemnifying Party such information and documents as it has in its possession regarding such claim, together with all pertinent information in its possession regarding the amount of the Loss it asserts it has sustained or incurred, and will permit the Indemnifying Party to inspect such other records and books in the possession of the Indemnified Party and relating to the claim and asserted Loss as the Indemnifying Party shall reasonably request. The Indemnifying Party shall have a period of thirty (30) days after receipt by the Indemnifying Party of such notice and such evidence to either (i) agree to the payment of the Loss to the Indemnified Party or (ii) contest the payment of the Loss. If the Indemnifying Party does not agree to or contest the payment of the Loss within such thirty (30) day period, the Indemnifying Party shall be deemed to have accepted all of the Loss. If the Indemnifying Party agrees to the payment of the Loss or has been deemed to have accepted all of the Loss, then the Indemnifying Party shall, within ten (10) Business Days after such agreement or acceptance, pay to the Indemnified Party the amount of the Loss that is payable pursuant to, and subject to the limitations set forth in, this Article VIII. The failure of the Indemnified Party to give the notice referred to herein with reasonable promptness shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that the Indemnifying Party is actually prejudiced as a result of the failure to give such notice.

              SECTION 8.04. THIRD PARTY CLAIMS

              (a) If any claim, action at law or suit in equity is instituted by a third party against an Indemnified Party with respect to which an Indemnified Party intends to claim indemnification for any Losses under this
Article VIII, such Indemnified Party shall give written notice to the Indemnifying Party of such claim, action or suit with reasonable promptness. The failure to give the notice required by this Section 8.04(a) with reasonable promptness shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that the Indemnifying Party is actually prejudiced as a result of the failure to give such notice.

              (b) The Indemnifying Party shall have thirty (30) days after receipt of such notice to assume the conduct and control, at the expense of the Indemnifying Party, of the settlement or defense thereof and the Indemnified Party shall cooperate with it in connection therewith. Any Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party.

              (c) The Indemnified Party and the Indemnifying Party shall cooperate with each other to the fullest extent possible in regard to all matters relating to the third-party claim, including, without limitation, corrective actions required by Applicable Law, assertion of defenses, the determination, mitigation, negotiation and settlement of all amounts, costs, actions, penalties, damages and the like related thereto, access to the books and records of the parties hereto and their Subsidiaries, and, if necessary, providing the party controlling the defense of the third party claim and its counsel with any powers of attorney or other documents required to permit the party controlling the defense of the third party claim and its counsel to act on behalf of the other party.

              (d) Neither the Indemnified Party nor the Indemnifying Party shall settle any such third party claim without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; PROVIDED, HOWEVER, that if such settlement involves the payment of money only and the release of all claims and the Indemnified Party is completely indemnified therefore and nonetheless refuses to consent to such settlement, the Indemnifying Party shall cease to be obligated for such third party claim. Any compromise or settlement of the claim under this Section 8.04 shall include as an unconditional term thereof the giving by the claimant in question to the Indemnifying Party and the Indemnified Party of a release of all liabilities in respect of such claims.

              SECTION 8.05. TERMINATION OF INDEMNIFICATION FOR BREACHES OF REPRESENTATIONS AND WARRANTIES. The obligations to indemnify and hold harmless a party hereto pursuant to (i) Sections 8.01(a)(i) and 8.02(a)(i) shall terminate when the applicable representation or warranty terminates pursuant to Section 10.01; PROVIDED, HOWEVER, that such obligation to indemnify and hold harmless shall not terminate with respect to any item as to which the Indemnified Party shall have, before the expiration of the applicable period, previously made a claim, with reasonable specificity, in accordance with Section 8.03 to the Indemnifying Party.

              SECTION 8.06. LIMITATIONS ON INDEMNITY OBLIGATIONS. Notwithstanding any contrary provision of this Agreement, the maximum aggregate liability of any Indemnifying Party (including any costs and expenses incurred by any Indemnified Party in connection with defending any third party claims) pursuant to Sections 8.01(a)(i), 8.01(a)(iii), 8.01(a)(iv) and 8.02(a)(i), as
applicable, shall not exceed Seventy Million Dollars ($70,000,000); PROVIDED, HOWEVER, that notwithstanding the foregoing, the maximum aggregate liability of the Seller (including any costs and expenses incurred by any Purchaser
Indemnified Party in connection with defending any third party claims) for breach of any of the representations and warranties provided in Section 3.09 (Employee Benefit Plans), Section 3.15 (Environmental Matters), Section 3.17 (Taxes) and Section 3.18 (Financing) shall not exceed an amount equal to twenty-four percent (24%) of the Purchase Price.

              SECTION 8.07. LOSSES NET OF INSURANCE, ETC. The amount of any Losses for which indemnification is provided under this Article VIII shall be net of (a) any amounts actually received by the Indemnified Party or any of its Subsidiaries pursuant to any indemnification by or indemnification agreement with any third party in relation to such Losses, (b) any insurance proceeds or other cash receipts or sources of reimbursement received by the Indemnified Party or any of its Subsidiaries as an offset against such Losses (each Person named in clauses (a) and (b), a "COLLATERAL SOURCE"), and (c) an amount equal to the present value of the Tax benefit, if any, attributable to such Losses. The Indemnifying Party may require an Indemnified Party to assign the rights to seek recovery from Collateral Sources; PROVIDED, HOWEVER, that the Indemnifying Party will then be responsible for pursuing such claim at its own expense. If the amount to be netted hereunder in connection with a Collateral Source from any payment required under Section 8.01 or 8.02 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party under this Article VIII, the Indemnified

Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VIII had such determination been made at the time of such payment, and any excess recovery from a Collateral Source shall be applied to reduce any future payments to be made by the Indemnifying Party pursuant to Section 8.01 or 8.02.

              SECTION 8.08. INDIRECT LOSSES; MITIGATION. The parties hereto agree that Losses hereunder shall not include any incidental damages, consequential damages, special damages, damages arising out of business interruption or lost profits, damages arising through the application of any statutory multiplier to any Losses or punitive damages. Any party hereto seeking indemnification under this Agreement shall take and shall cause its Affiliates and their respective directors and officers to take all commercially reasonable steps to mitigate the amount of any Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach or inaccuracy which gives rise to such Losses.

              SECTION 8.09. OTHER LIMITATIONS.(a) Notwithstanding any contrary provision of this Agreement, under no circumstances shall the Seller indemnify any Purchaser Indemnified Party for Taxes relating to Post Closing Tax Periods. To the extent permitted by law, indemnification payments made hereunder shall be treated as adjustments to purchase price for tax purposes.

              SECTION 8.10. SOLE REMEDY/WAIVER. The parties hereto acknowledge and agree that the remedies provided for in this Article VIII shall be their sole and exclusive remedy for any misrepresentations or breach of warranties contained in this Agreement. In furtherance of the foregoing, the parties hereto hereby waive to the fullest extent permitted by applicable Law, any and all other rights and claims (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the other party hereto or any of its Representatives, arising under or based upon any law (including any such law relating to environmental matters or arising under or based upon any securities law, common law or otherwise) for any misrepresentations or breach of warranties contained in this Agreement, except for rights and claims arising from fraud.

                                   ARTICLE IX

                                   TAX MATTERS

              SECTION 9.01 TAX RETURNS

              (a) The Seller shall have the exclusive authority to prepare and file or cause to be prepared and filed (i) all Tax Returns for all members of the Company Group for all Taxable years or periods ending on or before the Closing Date including any Estimated Tax Returns due on or prior to the Closing Date, (ii) all consolidated federal Income Tax Returns of the Pitney Bowes Consolidated Group, (iii) any other Combined Tax Return, and (iv) any Tax Return of any member of the Pitney Bowes Group.

              (b) The Purchaser shall prepare (in accordance with the past practices of the Company and its subsidiaries) the initial draft of all Straddle Period Tax Returns of the Company and its subsidiaries (other than Estimated Tax Returns due on or prior to the Closing Date) and shall submit such Tax Returns, along with a calculation of the Seller's portion of any Pre-Closing Taxes (reduced by any Prepaid Taxes) set forth on such Tax Returns, to the Seller for approval no later than thirty (30) days prior to the due date thereof. No later than fifteen (15) days after the receipt of such Tax Return from the Purchaser, the Seller shall notify the Purchaser of any reasonable objections the Seller may have to items set forth in such draft Tax Returns and/or the calculation of such Taxes for which the Seller is responsible. The Purchaser and Seller agree to consult and resolve in good faith any such objection, it being understood and agreed that in the absence of any such resolution, any and all such objections shall be resolved in a manner consistent with the past practices of with respect to such items unless otherwise required by law. If the Seller and the Purchaser cannot resolve such matter, the issue involved shall be submitted to an independent public accounting firm acceptable to both the Seller and the Purchaser; PROVIDED, HOWEVER, that if the dispute or disagreement involves a matter of legal interpretation, then upon the written consent of both parties such dispute shall be resolved by such independent public accounting firm, otherwise such independent accounting firm shall select an outside attorney (1) experienced in federal income tax law and (2) mutually acceptable to the Seller and the Purchaser (which acceptance shall not be unreasonably withheld) to resolve such dispute or disagreement. If the Seller and the Purchaser cannot agree on an independent public accounting firm, the first Big Four Public Accounting Firm (on an alphabetical basis) that is not currently serving as the auditor of any of the Seller, Company or Purchaser shall be selected to resolve the dispute. The decision of the independent public accounting firm (and any outside attorney selected by such accounting firm) in resolving the dispute shall be final and binding. The fees and expenses incurred with respect to the independent public accounting firm resolving the dispute shall be allocated fifty percent (50%) to the Seller and fifty percent (50%) to the Purchaser. All other fees and expenses incurred in resolving the dispute shall be borne by the party hereto that incurs such fees and expenses. All such Tax Returns shall not be filed without the prior written consent of the Seller, such consent not to be unreasonably withheld, conditioned or delayed.

              (c) For purposes of this Agreement, Taxes related to a Straddle Period shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period as follows: (A) in the case of Taxes other than income, sale and use and withholding Taxes, on a per-diem basis and (B) in the case of income, sales and use and withholding Taxes, as determined from the books and records of the Seller, the Company and/or the relevant subsidiary as though the taxable year of the Seller, the Company and/or the relevant subsidiary terminated at the close of business on the Closing Date.

              (d) The Purchaser shall have the exclusive authority to prepare and file or cause to be prepared and filed all Tax Returns for all members of the Company Group for Taxable years or periods beginning after the Closing Date.

              (e) The Seller and the Purchaser agree that Combined Tax Returns and Income Tax Returns filed for tax periods that begin prior to the Closing Date will reflect a short taxable year for the Company ending on the Closing Date in any state, local or foreign taxing jurisdiction in which such tax year is allowed by administrative practice, whether or not required by law.

              (f) Each Party hereto shall bear all costs incurred by it in preparing and filing the Tax Returns they are responsible for under this Agreement.

              SECTION 9.02 PAYMENT OF TAXES. (a) the Seller shall be responsible and liable for the timely payment of any and all Taxes imposed on or with respect to the properties, income and operations of the Company and its subsidiaries for all Pre-Closing Periods, to the extent such Taxes exceed the amount of liability accrued for such Taxes on the Estimated Closing Date Balance Sheet of the Company and its subsidiaries as of the Closing Date.

              (b) The Seller will pay the Seller's portion of the Pre-Closing Taxes related to a Straddle Period Tax Return (as determined pursuant to 9.01(b) above) no later than the later of: one (1) day prior to the due date of the Tax Return for which such Taxes relate to the extent the Seller and the Purchaser have reached an agreement on the amount of such Taxes by that date or the only dispute relates solely to the total amount of Tax shown on the Tax Return and in the case of a dispute between the Seller and the Purchaser that solely relates to the percentage of the total amount of Tax shown on the Straddle Period Tax Return allocated to the Seller, the Seller shall pay (i) the amount it believes, in good faith, is its allocable portion of such Taxes within one (1) day prior to the due date of the Tax Return for which such Taxes relate and (ii) the remainder, if any, determined to be owed by the Seller by the independent accounting firm described in paragraph (b) above within two (2) days after such accounting firm has determined the Seller's liability with respect to such amounts. In the event a payment is made pursuant to this paragraph (c) with respect to amounts that are in dispute, such payment will be adjusted following the resolution of the dispute.

              (c) All transfer, sales and use, value added, registration, documentary, stamp and similar Taxes (the "Transfer Taxes") arising from the sale of the Shares under Section 2.01(a) hereof or the deemed sale of assets under Section 338(h)(10) shall be paid by the Purchaser.

              (d) To the extent the Prepaid Taxes exceed the Taxes owed by the Seller for such Straddle Period (as determined pursuant to Section 9.01(b) above)), the Purchaser shall pay the Seller such excess.

              (e) No member of the Company Group shall carry back losses, credits or other Tax Attributes attributable to a Post-Closing Tax Period to offset Taxes attributable to any Pre-Closing Tax Period.

              SECTION 9.03 AUDITS AND CONTESTS. (a) The Purchaser shall promptly notify the Seller in writing upon receipt by the Purchaser or any affiliate of the Purchaser (including the Company or any member of the Company Group) of any communication with respect to any Tax Matter (or pending or threatened Tax Matter) relating to any Tax period beginning on or before the Closing Date or to the Specified Leases. The Purchaser shall include with such notification a complete copy of any written communication received by the Purchaser or any affiliate of the Purchaser (including the Company or any member of the Company Group) in respect of such

Tax Matter. The failure of the Purchaser to promptly forward such notification in accordance with the immediately preceding sentence shall not relieve the Seller of any obligation under this Agreement, except to the extent that the failure to promptly forward such notification actually prejudices the ability of the Seller to contest such Tax Matter.

              (b) The Seller (or such member of the Pitney Bowes Group as the Seller shall designate) shall have the sole right to represent the interests of the members of the Pitney Bowes Group and the members of the Company Group, to employ counsel of its choice at its expense and to make decisions with respect to settlements in any Tax Matter relating to (A) any consolidated federal Income Tax Returns of the Pitney Bowes Consolidated Group, (B) any Combined Tax Return,
(C) any Tax Return of any member of the Pitney Bowes Group, (D) any Tax Returns for all members of the Company Group for all taxable years or periods ending on or before the Closing Date and (E) the elections contemplated by this Agreement under Section 338(h)(10) of the Code or under any analogous provisions of state or local law.

              (c) The Purchaser (or such member of the Company Group as the Purchaser shall designate) shall have the sole right to represent the interests of the members of the Company Group, to employ counsel of its choice at its expense and to make decisions with respect to settlements in any Tax Matter relating to any Tax Returns of the Company or its subsidiaries relating to Post-Closing Taxable Periods (other than Straddle Period Tax Returns); PROVIDED, HOWEVER, that, to the extent that such Tax Matter involves any issue that could materially affect the amount of Taxes for which any member of the Pitney Bowes Group is liable in a Pre-Closing Tax Period (or for other Taxes with respect to which the Seller is required to indemnify the Purchaser pursuant to Section 9.07(a)), the Purchaser shall (i) keep the Seller informed of all material developments relating to such Tax Matter; (ii) act in a reasonable manner and in good faith in discussing such issue with the relevant tax authority and contesting such Tax Matter; and (iii) contest, and shall not settle or compromise such Tax Matter unless the Purchaser reasonably determines in good faith that (x) based on discussions with tax counsel, such settlement or compromise is an appropriate resolution of such Tax Matter taking into account only the applicable facts, applicable law and hazards and costs of controversy in respect of such Tax Matter standing alone and (y) the Purchaser would find such settlement acceptable if the Purchaser (and not any member of the Pitney Bowes Group) were required to bear the tax consequences of the settlement of such Tax Matter for all relevant Tax periods.

              (d) The Seller (or such member of the Pitney Bowes Group as the Seller shall designate) shall have the sole right to represent the interests of the members of the Pitney Bowes Group and the members of the Company Group and to employ counsel of its choice in any Tax Matter related to any Straddle Period Tax Return. The Seller shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any Tax Matter related to a Straddle Period Tax Return described in the preceding sentence; PROVIDED, HOWEVER, with respect to Tax Matters that affect the Company's Tax liability, (i) the Seller shall keep the Purchaser informed of all material developments and events relating to such matters to the extent they affect the Company's Tax liability, (ii) at its own cost and expense, the Purchaser shall have the right to participate in the defense of any such tax claim, and (iii) neither the Seller nor the Purchaser shall take any action in respect of such claim without the consent of the other party hereto, such consent not to be unreasonably withheld, conditioned or delayed.

              SECTION 9.04 THIRD PARTY INDEMNITIES. (a) If a member of the Company Group has the right to receive (or actually receives) a payment from a Person that is not a member of the Company Group (whether by reason of indemnity, reimbursement agreement or otherwise) with respect to (or items related to) (i) Pre-Closing Taxes of a member of the Company Group or (ii) Taxes of a member of the Pitney Bowes Group in each case, other than such Taxes for which the Purchaser is liable under this Agreement, such payment shall be for the account of the Seller and the Purchaser shall pay to the Seller the amount of any such payment within ten (10) days after a member of the Company Group receives such payment. The Purchaser shall use all reasonable efforts to obtain any payment described in the preceding sentence; PROVIDED, HOWEVER, that the Seller shall pay or promptly reimburse the Purchaser for all Out-of-Pocket Expenses incurred in such attempt. To the extent it is legally permitted to do so, the Purchaser shall cause the Company to assign to the Seller all rights to receive such payment, including any rights to enforce such payment (and shall take all actions to facilitate such assignment, such as providing any required notice to any Person and executing any documents) so long as the Seller pays or promptly reimburses the Purchaser for all Out-of-Pocket Expenses related thereto. If the Purchaser is unable to cause the Company to assign all of its rights to such payment, the Purchaser shall permit the Seller to control all aspects of the enforcement of such rights and shall cooperate with the Seller consistent with the principles set forth in Section 9.05 hereof so long as the Seller pays or promptly reimburses the Purchaser for all Out-of-Pocket Expenses related thereto.

              (b) If a member of the Pitney Bowes Group has the right to receive (or actually receives) a payment from a Person that is not a member of the Pitney Bowes Group (whether by reason of indemnity, reimbursement agreement or otherwise) with respect to (or items related to) Taxes of a member of the Company Group for any Post-Closing Tax Period other than such Taxes for which the Seller is liable under this Agreement, such payment shall be for the account of the Company and the Seller shall pay to the Purchaser the amount of any such payment within ten (10) days after a member of the Pitney Bowes Group receives such payment. The Seller shall use all reasonable efforts to obtain any payment described in the preceding sentence; PROVIDED, HOWEVER, that the Purchaser shall pay or promptly reimburse the Seller for all Out-of-Pocket Expenses incurred in such attempt. To the extent it is legally permitted to do so, the Seller shall assign (or cause to be assigned) to the Company all rights to receive such payment, including any rights to enforce such payment (and shall take all actions to facilitate such assignment, such as providing any required notice to any Person and executing any documents) so long as the Purchaser pays or promptly reimburses the Seller for all Out-of-Pocket Expenses related thereto. If the Seller is unable to assign all of its rights to such payment, the Seller shall permit the Purchaser to control all aspects of the enforcement of such rights and shall cooperate with the Purchaser consistent with the principles set forth in Section 9.05 hereof so long as the Purchaser pays or promptly reimburses the Seller for all Out-of-Pocket Expenses related thereto.

              SECTION 9.05 COOPERATION. (a) Beginning on the Closing Date, each of the Seller and the Purchaser, on behalf of itself and each member of the Pitney Bowes Group and the Company Group, respectively, agrees to use good faith efforts to provide the other party hereto with such cooperation or information as such other party hereto reasonably shall request in connection with the determination of any payment or any calculations described in this

Agreement, the preparation or filing of any Pre-Closing Tax Return, Straddle Period Tax Return, Tax Return related to any Tax period beginning after the Closing Date or claim for refund, or the conduct of any Tax Matter. Such cooperation and information shall include, without limitation preparing and submitting to the Seller (in a time frame consistent with past practice), at the Purchaser's expense, all information within the Company's possession and not otherwise reasonably available to the Seller that the Seller shall reasonably request, in such form as the Seller shall reasonably request, to enable the Seller to prepare any Tax Returns required to be filed by the Seller pursuant to
Section 9.01.

              (b)    Any request for  information or documents  pursuant to this
Section 9.05 shall be made by the requesting party in writing. The other party hereto shall promptly (and in no event later than thirty (30) days after receipt of the request) provide the requested information. Except as otherwise provided in paragraph (a), the requesting party shall indemnify the other party for any Out-of-Pocket Expenses incurred by such party in connection with providing any information or documentation pursuant to this Section 9.05. Upon reasonable notice, each of the Seller and the Purchaser shall make its, or shall cause the members of the Pitney Bowes Group or the Company Group, as applicable, to make their, employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Any information obtained under this Section 9.05 shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Tax Returns or claims for refund or in conducting any Tax Matter.

              SECTION 9.06 RETENTION OF RECORDS AND RETURNS. (a) For at least seven (7) years following the Closing Date, each party hereto will retain such records, documents, accounting data and other information (including computer data) in its possession in the ordinary course of business reasonably necessary for (i) the preparation and filing of all Pre-Closing Tax Returns and Straddle Period Tax Returns required to be filed by, on behalf of, or with respect to another party hereto, and (ii) any Tax Matters relating to such Pre-Closing Tax Returns, Straddle Period Tax Returns, or to any Pre-Closing Taxes payable by, on behalf of, or with respect to, another party hereto.

              (b) The parties hereto shall, from and after the Closing Date, preserve all Tax Materials for such seven (7) year period, and, thereafter, not destroy or dispose of or allow the destruction or disposition of such Tax Materials without first having offered in writing to deliver such Tax Materials to the other party hereto at such other party's hereto expense. If such party fails to request such Tax Materials within ninety (90) days after receipt of the notice described in the preceding sentence, the other party hereto may dispose of such Tax Materials.

              SECTION 9.07 INDEMNIFICATION FOR TAXES. (a) The Seller shall be liable for and shall indemnify, defend and hold harmless the Purchaser on an after-tax basis against (i) all Pre-Closing Taxes of the Company and members of the Company Group, and (ii) all Income Taxes incurred by or imposed on the Company or the Company Group solely as a result of the provisions of Treasury Regulations Section 1.1502-6 or the similar or analogous provisions of any state, local or foreign law with respect to any period during which the Seller and the Company filed a Combined Tax Return.

              (b) The Purchaser shall be liable for and shall indemnify, defend and hold harmless the Seller and members of the Pitney Bowes Group on an after-tax basis against, (i) all Transfer Taxes arising from the sale of the Shares under Section 2.01(a) hereof or the deemed sale of assets under Section 338(h)(10) of the Code, (ii) all Post-Closing Taxes that are incurred by or imposed on the Company Group and (iii) any Taxes resulting from the Purchaser or an Affiliate of the Purchaser making an election under Section 338(g) of the Code other than a deemed election under Treasury Regulations Section 1.338(h)(10)-1(c)(4).

              (c) The Purchaser shall have no right to indemnification from the Seller for any Losses incurred by the Purchaser in connection with any restructuring involving PBG Holdings Inc. ("PBG HOLDINGS") or its direct or indirect shareholders that results in PBG Holdings becoming a member for the Pitney Bowes Consolidated Group (the "PBG RESTRUCTURING") or as a result of a
Section 338 election for PBG Holdings not being effective. The Purchaser shall be liable for and shall indemnify, defend and hold harmless the Seller and members of the Pitney Bowes Group for any Tax or liability (including any costs and expenses incurred by the Seller in connection with defending any third party claims) resulting from (i) the PBG Restructuring, or (ii) the sale of PBG Holdings failing to be eligible for an election under Section 338(h)(10) of the Code; PROVIDED, that the maximum aggregate liability of the Purchaser pursuant to this Section 9.07(c) shall be Seven Million Five Hundred Thousand Dollars ($7,500,000.00).

ARTICLE X

                                  MISCELLANEOUS

              SECTION 10.01. SURVIVAL. The representations and warranties given by the parties in Article III and Article IV and the indemnities provided in Sections 8.01(a)(i)(iii) and 8.01(a)(iv) shall survive the Closing until the first anniversary of the Closing Date, at which time such representations and warranties and indemnities will terminate, PROVIDED, that the representations and warranties contained in Section 3.09 (Employee Benefit Plans), Section 3.15 (Environmental Matters) and Section 3.17 (Taxes) shall survive until the expiration of the applicable statute of limitations and, PROVIDED, FURTHER, that the representations and warranties contained in Sections 3.01 (Organizational and Standing), 3.02(a) (Ownership of Shares), Section 3.03 (Authorization; Enforceability), Section 3.04 (No Violation; Consents), Section 3.18 (Financing), Section 4.01 (Organization; Authorization; Enforceability), Section
4.03  (Purchase  for  Investment),  Section 4.04 (No  Violation;  Consents)  and
Section 4.07 (Antitrust) shall survive indefinitely and not terminate. Notwithstanding the foregoing, (i) those agreements and covenants of the parties contained in Sections 2.01, 2.02 and 2.03, Article V, Article VI, Article VIII (except the indemnities in Sections 8.01(a)(iii) and 8.01(a)(iv) which shall only survive until the first anniversary of the Closing Date as described above), Article IX and this Article X and expressly requiring performance after the Closing Date shall survive the Closing Date and (ii) Sections 10.02, 10.04, 10.05, 10.06, 10.07, 10.11, 10.12, 10.13, 10.14 and 10.16 shall survive the
Closing Date. The Confidentiality Agreement and Section 6.04 shall survive any termination of this Agreement.

              SECTION 10.02. NOTICES. All notices, demands, requests, consents, approvals or other communications required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile. Notice otherwise sent as provided herein shall be deemed given on the next Business Day following delivery of such notice to a reputable air courier service.

              To the Seller:

                     Pitney Bowes Inc.
                     One Elmcroft Road
                     Stamford, CT  06926
                     Attn:  Michele Mayes
                     Telephone:  (203) 351-7924
                     Fax:  (203) 351-7984

              with copies to (which shall not constitute a notice):

                     White & Case LLP
                     1155 Avenue of the Americas
                     New York, New York 10036
                     Attn:  Mark L. Mandel, Esq.
                     Telephone:  (212) 819-8200
                     Fax:  (212) 354-8113

              To the Purchaser:

                     JCC Management LLC
                     c/o Cerberus Capital Management, L.P.
                     299 Park Avenue
                     New York, NY  10171
                     Attention:  W. Brett Ingersoll
                     Telephone:  (212) 891-2100
                     Fax:  (212) 891-1540
              with a copy to (which shall not constitute a notice):

                     Schulte Roth & Zabel LLP
                     919 Third Avenue
                     New York, New York 10022
                     Attn:  Robert R. Kiesel, Esq.
                     Telephone:  (212) 756-2000
                     Fax:  (212) 593-5955

              and to

                     Watson Farley and Williams
                     100 Park Avenue
                     New York, NY 10017
                     Attn. Stephen Millman, Esq.
                     Telephone: (212) 922-2205
                     Fax: (212) 864-1396


              SECTION 10.03. TERMINATION. (a) This Agreement may be terminated:

              (i) at any time prior to the Closing by mutual written agreement of the Seller and the Purchaser;

              (ii) by either the Seller or the Purchaser, if the Closing shall not have occurred on or prior to July 14, 2006 (the "TERMINATION DATE"); PROVIDED that the Seller shall not have the right to terminate this Agreement under this Section 10.03(a)(ii) until the later of the Termination Date and the expiration of the fifteen (15) calendar day period after delivery of the Update Notice, if any; notwithstanding the foregoing or anything else herein to the contrary, if (i) all of the conditions set forth in Section 7.02 have been satisfied other than (x) the condition set forth in Section 7.02(g) and (y) any other condition set forth in Section 7.02 to the extent that such condition is not satisfied due to the failure of the Internal Restructuring, the PBGFS Contribution, the Company Contribution and the PBGFS Distribution to be consummated, and (ii) the Seller shall have delivered to the Purchaser on or prior to the Termination Date a certificate from an executive officer of the Seller certifying that all such conditions have been satisfied, the Seller shall have the option, in its sole discretion (the "SELLER'S OPTION"), to extend the Termination Date until August 28, 2006 (the "EXTENDED TERMINATION DATE") in order to satisfy the condition set forth in Sections 7.01(e) and 7.02(g) hereof, in which case the Purchaser shall not have the right to terminate this Agreement under this Section 10.03(a)(ii) until the Extended Termination Date;

              (iii) by either the Seller or the Purchaser, if any Governmental Authority shall have issued a nonappealable Order or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing or the transactions contemplated by this Agreement;

              (iv) by the Seller if a third party, including any group of Persons, shall have made a Superior Proposal and the Seller has taken any of the actions referred to in clauses (i) or (ii) of Section 5.05(c) (but only after complying with the requirements of clauses (x) and (y) thereof) prior to any termination of this Agreement; PROVIDED that simultaneously with exercising its rights hereunder the Seller shall have paid, and the Purchaser shall have received, the Termination Payment;

              (v) by the Purchaser if a third party, including any group of Persons, shall have made a Superior Proposal and the Seller has taken any of the actions referred to in clauses (i) or (ii) of Section 5.05(c) prior to termination of this Agreement;

              (vi) by the Seller upon a material breach or violation of any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement, which breach or violation would result in the failure to (A) satisfy the conditions set forth in Sections
       7.01 (except for the condition in Sections 7.01(d), which are provided for in other applicable provisions of this Section 10.03(a)) or (B) consummate the Transactions except that, if such breach or violation is curable by the Purchaser through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) calendar days, but only as long as the Purchaser continues to use its commercially reasonable efforts to cure such breach or violation (the "PURCHASER CURE PERIOD"), such termination shall not be effective, and such termination shall become effective only if the breach or violation is not cured within the Purchaser Cure Period;

              (vii) by the Purchaser upon a material breach or violation of any representation, warranty, covenant or agreement on the part of the Seller set forth in this Agreement, which breach or violation would result in the failure to (A) satisfy the conditions set forth in Sections 7.02 (except for the conditions in Sections 7.02(d), which are provided for in other applicable provisions of this Section 10.03(a)) or (B) consummate the Transactions except that, if such breach or violation is curable by the Seller through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) calendar days, but only as long as the Seller continues to use its commercially reasonable efforts to cure such breach or violation (the "SELLER CURE PERIOD"), such termination shall not be effective, and such termination shall become effective only if the breach or violation is not cured within the Seller Cure Period; or

       (b)    In the event this Agreement is duly terminated:

              (i) by (A) the Purchaser or the Seller at a time when such party is entitled to terminate this Agreement in accordance with Section 10.03(a)(ii) or (B) the Purchaser when the Purchaser is entitled to terminate this Agreement in accordance with Section 10.03(a)(vii), then the Seller shall pay in cash to the Purchaser, within three (3) Business Days following the later of (x) the date of such termination or (y) the receipt by the Seller of invoices evidencing such expenses, such amount of actual expenses incurred by the Purchaser in connection with this Agreement and the Transactions in an amount not to exceed $12,500,000.00 (the "EXPENSE REIMBURSEMENT");

              (ii) (A) by the Purchaser in accordance with Section 10.03(a)(v) or (B) the Seller in accordance with Section 10.03(a)(iv), then the Seller shall pay an amount equal to the sum of the Expense Reimbursement plus $7,500,000.00 (the "TERMINATION PAYMENT") in cash to the Purchaser simultaneously with the termination of this Agreement by such party as contemplated hereby;

              (iii) by the Purchaser or the Seller in accordance with Section 10.03(a)(ii), then if, within twelve (12) months after this Agreement is terminated in accordance with Section 10.03(a)(ii) on or after the Termination Date in the event the Seller's Option is not exercised, the Seller enters into an agreement with respect to a sale of all or substantially all of the Business in a transaction or a series of transactions, the Seller shall pay in cash to the Purchaser, not later than the date on which such sale is consummated, the Termination Payment; or

              (iv) by the Purchaser or the Seller in accordance with Section 10.03(a)(ii), then if, within twelve (12) months after this Agreement is terminated in accordance with Section 10.03(a)(ii) on or after the Extended Termination Date in the event the Seller's Option is exercised, the Seller enters into an agreement with respect to a sale of all or substantially all of the Business in a transaction or a series of transactions, the Seller shall pay in cash to the Purchaser, not later than the date on which such agreement is executed by the Seller, $8,500,000.00.

       As used in this Section 10.03(b), a "sale of all or substantially all of the Business" shall mean a sale of 51% or more of the assets of the Business in a transaction or a series of transactions whether or not related.

              SECTION 10.04. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, INTERPRETED UNDER, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

              SECTION 10.05. WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER EQUITY DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER EQUITY DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.05.

              SECTION 10.06. ATTORNEY FEES. A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including reasonable legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

              SECTION 10.07.  ENTIRE  AGREEMENT.  This Agreement  (including all agreements entered into pursuant thereto and all certificates and instruments delivered pursuant thereto) constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede and terminate all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties hereto, whether oral or written, with respect to the subject matter hereof, including, without limitation, that certain Subscription Agreement, dated as of March 31, 2005 (as the same may have been amended from time to time, the "SUBSCRIPTION AGREEMENT"), by and between the Company and the Purchaser, and the Purchaser, the Seller and the Company agree and acknowledge that the Purchaser and the Company shall have no rights, claims, remedies, interests or obligations of any kind under the Subscription Agreement. The Purchaser hereby fully releases, acquits, satisfies and forever discharges the Company and the Seller and their respective Representatives, and each of the Company and the Seller hereby fully releases, acquits, satisfies and forever discharges the Purchaser and its Representatives, of and from all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims, demands and liabilities whatsoever, in law or in equity, resulting from, or arising out of, the Subscription Agreement, which from the beginning of the world to the date hereof such Person ever had, now has, or shall or may have in the future.

              SECTION 10.08. MODIFICATIONS AND AMENDMENTS. (a) No amendment, modification or termination of this Agreement shall be binding upon any party unless executed in writing by the parties hereto intending to be bound thereby.

              SECTION 10.09. WAIVERS AND EXTENSIONS. Subject to Section 3.25(c), any party to this Agreement may waive any condition, right, breach or default that such party has the right to waive; PROVIDED, that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Subject to Section 3.25(c), any waiver may be conditional. Subject to
Section 3.25(c), no waiver of any breach of any agreement or provision contained herein shall be deemed a waiver of either of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

              SECTION 10.10. EXHIBITS AND SCHEDULES. Each of the exhibits and schedules ("Schedules") referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by reference.

              SECTION  10.11.  EXPENSES;  BROKERS.  (a)  Except as  provided  in
Section 10.06 and Section 10.11(b), all costs and expenses incurred in connection with this Agreement or the

Transactions shall be paid by the party incurring such costs and expenses, whether or not the Transactions shall be consummated, including all fees and expenses of its legal counsel, financial advisors and accountants.

              (b) Other than the use of JPMorgan Securities Inc. by the Seller and Lehman Brothers and IXIS Capital Markets by the Purchaser, each of the parties represents to the other that neither it nor any of its Affiliates has used a broker or other intermediary in connection with the Transactions for whose fees or expenses any other party will be liable.

              (c) The parties acknowledge that each of the Expense Reimbursement and the Termination Payment provided for in Section 10.03(b) is an integral part of the Transactions and not a penalty, and that, without the Expense Reimbursement and Termination Payment the Purchaser would not have entered into this Agreement.

              (d) Nothing in this Section 10.11 shall be deemed to limit any liability of any party for any breach in any material respect of any provisions of this Agreement that remain in effect after the termination of this Agreement. The Seller shall indemnify the Purchaser, and the Purchaser shall indemnify the Seller, against, and each of them agrees to hold the other of them harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and costs of investigation) incurred as a result of any claim by anyone for compensation as a broker, a finder or in any similar capacity by reason of services allegedly rendered to the indemnifying party in connection with the Transactions.

              SECTION 10.12. PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. All public announcements or public disclosures relating to the Transactions or the Internal Restructuring shall be made only if mutually agreed upon by the Seller and the Purchaser, except to the extent such disclosure is required by law or by stock exchange regulation; PROVIDED, that (a) to the extent reasonably practicable, a party hereto shall provide the other party hereto with a reasonable opportunity to review any public announcement prior to its release, (b) no such announcement or disclosure (except as required by law or by stock exchange regulation) shall identify the Purchaser without the Purchaser's prior consent.

              SECTION 10.13. ASSIGNMENT; NO THIRD PARTY BENEFICIARIES. (a) This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated, in whole or in part, by any party hereto without the prior written consent of the other party hereto; PROVIDED, HOWEVER, that, subject to the last sentence of this Section 10.13(a), the Purchaser may assign this Agreement and its rights, duties and obligations hereunder to any of its Affiliates without the prior written consent of the Seller; PROVIDED FURTHER, that the Purchaser may, without the prior written consent of the Seller, grant Liens in respect of its rights and interests hereunder to its lenders, and the parties hereto consent to any exercise by such lenders of their rights and remedies with respect to such collateral; PROVIDED FURTHER that any such grant of Liens to the Purchaser's lenders pursuant to the preceding proviso shall not relieve the Purchaser of its duties or obligations hereunder. Each assignee (pursuant to the terms and conditions of this Section 10.13) must agree in writing to be bound by the terms of this Agreement and each of the Purchaser Transaction Documents, if applicable, to the same extent, and in the same manner, as the Purchaser or the transferring assignee prior to the assignment or delegation, in whole or in part, of this Agreement and the rights, duties and obligations hereunder to such assignee. Any purported assignment or delegation of rights, duties or obligations hereunder made in violation of this Section 10.13(a) shall be void and of no effect.

              (b) This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors. This Agreement is not intended to confer any rights or benefits on any Persons other than as expressly set forth in this Section 10.13,
Article VIII or Article IX hereof.

              SECTION 10.14. SEVERABILITY. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

              SECTION 10.15. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

              SECTION 10.16. REMEDIES; SPECIFIC PERFORMANCE. Notwithstanding any other provision of this Agreement that may provide for a remedy, each of the Seller and the Purchaser acknowledges that money damages would not be an adequate remedy under any Applicable Law if a party hereto fails to perform in any material respect any of its obligations hereunder (including, without limitation, any and all obligations under Section 5.06 or Section 6.03) and accordingly agree that each party hereto (in addition to any other remedy to which it may be entitled under Applicable Law or in equity) shall be entitled to seek to compel specific performance of the obligations of the other party hereto under this Agreement, without the posting of any bond, in accordance with the terms and conditions of this Agreement, and if any action should be brought in equity to enforce any of the provisions of this Agreement, no party hereto shall raise the defense that there is an adequate remedy under Applicable Law.

              SECTION 10.17. TRANSITION SERVICES AGREEMENT.  For a period of ten
(10) calendar days following the date hereof (the "NEGOTIATION PERIOD"), the Purchaser and the Seller shall jointly (i) review the scope of the Services (as such term is defined in the Transition Services Agreement) described and listed on the schedules of the Transition Services Agreement to determine which Services can be deleted from such schedules and (ii) negotiate in good faith the term for which such Services shall be provided by the Seller following the Closing; PROVIDED, that in no event shall the term of any Service to be provided pursuant to the Transition Services Agreement exceed a period of nine (9) months commencing on the Closing Date. All other terms and conditions for transition services shall be as set forth in the Transition Services Agreement attached hereto as EXHIBIT B and are not subject to further negotiation. If by the expiration of the Negotiation Period the Purchaser and the Seller cannot resolve any differences that they may have with respect to the scope of transition services to be provided and term thereof, the term for all Services to be provided pursuant to the Transition Services Agreement shall be for a term of 6 months and the Transition Services Agreement attached hereto as EXHIBIT B shall be modified accordingly and thereafter shall be deemed final, and delivery of a fully executed copy of such agreement to the Purchaser by the Seller and the Company at or prior to

Closing shall satisfy in full Seller's obligation to deliver the Transition Services Agreement pursuant to Sections 2.02(b) and 7.02 hereof.




                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                      PITNEY BOWES INC.



                                      By  /s/ Bruce P. Nolop
                                          --------------------------------
                                          Name:  Bruce P. Nolop
                                          Title: Executive Vice President and
                                                 Chief Financial Officer

                                      JCC MANAGEMENT LLC



                                      By  /s/ W. Brett Ingersoll
                                          --------------------------------
                                          Name: W. Brett Ingersoll
                                          Title: Managing Director

                                      FOR PURPOSES OF SECTION 10.07 HEREOF ONLY:

                                      PITNEY BOWES CREDIT CORPORATION



                                      By  /s/ David Kleinman
                                          --------------------------------
                                          Name: David Kleinman
                                          Title: Senior Vice President

                                      -2-